UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.        )
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BURGER KING HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant
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BURGER KING HOLDINGS, INC.
5505 BLUE LAGOON DRIVE
MIAMI, FLORIDA 33126

October 8, 2009

Dear Shareholder:

It is my pleasure to invite you to the Annual Meeting of Shareholders of Burger King Holdings, Inc. to be held on November 19, 2009 at 9:00 a.m., Eastern Standard Time at the Hilton Miami Airport, 5101 Blue Lagoon Drive, Miami, FL 33126. The Notice of the Annual Meeting and proxy statement provide information concerning the matters to be considered at the Annual Meeting. The Annual Meeting will cover only the business contained in the proxy statement.

We are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, most of you will receive an Important Notice Regarding Availability of Proxy Materials instead of paper copies of this proxy statement and our annual report on Form 10-K. The notice contains instructions on how to access the proxy statement and the annual report over the Internet, as well as instructions on how to request a paper copy of our proxy materials, if you so desire. We believe that this process will reduce the environmental impact and lower the costs of printing and distributing our proxy materials.

We look forward to seeing you at the meeting.

Best regards,

John W. Chidsey
Chairman and Chief Executive Officer

BURGER KING HOLDINGS, INC.
5505 BLUE LAGOON DRIVE
MIAMI, FLORIDA 33126

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 19, 2009

The annual meeting of shareholders of Burger King Holdings, Inc., a Delaware corporation (the “Company”), will be held at the Hilton Miami Airport, 5101 Blue Lagoon Drive, Miami, Florida 33126 on Thursday, November 19, 2009 at 9:00 a.m., Eastern Standard Time (“EST”).

The meeting will be held for the following purposes:

1.	To elect nine (9) directors for a term to expire at the 2010 annual meeting of shareholders; and

2.	To ratify the selection of KPMG LLP (“KPMG”) as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2010 (“fiscal 2010”).

The Board of Directors has fixed the close of business on September 22, 2009 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

Please consider the proposals presented in the proxy statement and vote your shares as promptly as possible.

By Order of the Board of Directors,

Anne Chwat
General Counsel and Secretary
Miami, Florida
October 8, 2009

BURGER KING HOLDINGS, INC.
5505 BLUE LAGOON DRIVE
MIAMI, FLORIDA 33126

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held On November 19, 2009

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Burger King Holdings, Inc. (“Burger King Holdings” or the “Company”) to be held on Thursday, November 19, 2009 at 9:00 a.m. (EST) at the Hilton Miami Airport, 5101 Blue Lagoon Drive, Miami, Florida 33126. This proxy statement was prepared under the direction of our Board of Directors (the “Board of Directors” or the “Board”) to solicit your proxy for use at the annual meeting. The notice of this meeting will be mailed or made accessible via the Internet to shareholders on or about October 8, 2009.

Why didn’t I receive paper copies of the proxy materials in the mail?

We are now primarily furnishing proxy materials to our shareholders on the Internet, rather than mailing paper copies of the proxy statement and the annual report on Form 10-K to each shareholder. If you received only an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you on how to access the proxy statement and annual report on Form 10-K via the Internet and how you may vote your shares. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. We believe that this process will reduce the environmental impact and lower the costs of printing and distributing our proxy materials.

Who may attend the annual meeting?

All shareholders of record at the close of business on September 22, 2009 (the “Record Date”), or their duly appointed proxies, and our invited guests may attend the meeting. Seating is limited and admission is on a first-come, first-served basis. Please be prepared to present valid photo identification for admission to the meeting.

If you hold shares in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to vote in person at the annual meeting, you will need to bring valid photo identification and a copy of a statement reflecting your share ownership as of the Record Date, or a legal proxy from your broker or nominee.

Shareholders of record will be verified against an official list available in the registration area at the meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date.

When will the shareholders’ list be available for examination?

A complete list of the shareholders of record as of the Record Date will be available for examination by shareholders of record beginning October 17, 2009 at the Company’s headquarters and will continue to be available through and during the meeting at the Hilton Miami Airport.

Who may vote?

You may vote if you owned our common stock as of the close of business on the Record Date. Each share of our common stock is entitled to one vote. As of the Record Date, there were 135,175,219 shares of common stock outstanding and entitled to vote at the annual meeting.

What will I be voting on?

You will be voting on the following:

•	The election of nine (9) directors for a term to expire at the 2010 annual meeting of shareholders; and

•	The ratification of the selection of KPMG as our independent registered public accounting firm for fiscal 2010.

What are the voting recommendations of the Board of Directors?

The Board of Directors recommends that you vote your shares “FOR” each of the nominees named in this proxy statement for election to the Board and “FOR” ratification of the selection of KPMG as our independent registered public accounting firm for fiscal 2010.

How do I vote?

If you are a holder of record (that is, if your shares are registered in your name with The Bank of New York Mellon, our transfer agent (the “Transfer Agent”)), there are four ways to vote:

Telephone Voting:  You may vote by calling the toll-free telephone number indicated on the Notice, or if you received a proxy card, by following the instructions on the proxy card. Please follow the voice prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

Internet Voting:  You may vote by logging on to the website indicated on the Notice, or if you received a proxy card, by following the instructions on the proxy card. Please follow the website prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

Return Your Proxy Card By Mail:  If you received your proxy materials by mail, you may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted by the persons named in the proxy in accordance with the recommendations of the Board of Directors as set forth in this proxy statement.

Vote at the Meeting:  You may cast your vote in person at the annual meeting. Written ballots will be passed out to shareholders or legal proxies who want to vote in person at the meeting.

Telephone and Internet voting for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. (EST) on November 18, 2009. Internet or telephone voting is convenient, provides postage and mailing cost savings and is recorded immediately, minimizing the risk that postal delays may cause votes to arrive late and therefore not be counted.

Even if you plan to attend the meeting, you are encouraged to vote your shares by proxy. You may still vote your shares in person at the meeting even if you have previously voted by proxy. If you are present at the meeting and desire to vote in person, your previous vote by proxy will not be counted.

What if I hold my shares in “street name”?

You should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet to your broker or nominee. If you provide specific voting instructions by mail, telephone or the Internet, your broker or nominee will vote your shares as you have directed.

Can I change my mind after I vote?

Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the annual meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the meeting; or

•	attending the annual meeting and voting in person.

If you hold your shares in street name, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from your broker, bank or other nominee.

Who will count the votes?

A representative of Mediant Communications, Inc. will count the votes and will serve as the independent inspector of elections.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers or the Transfer Agent. Please vote all of these shares. We encourage you to register all of your shares in the same name and address. You may do this by contacting your broker or the Transfer Agent. The Transfer Agent may be reached at 1-800-524-4458 or at the following address:

The Bank of New York Mellon
Shareowner Services
Church Street Station
P.O. Box 11258
New York, NY 10286-1258

Will my shares be voted if I do not provide my proxy?

If you are the shareholder of record and you do not vote or provide a proxy, your shares will not be voted.

Your shares may be voted if they are held in street name, even if you do not provide the brokerage firm with voting instructions. Currently, brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

The election of directors and the proposal to ratify the selection of KPMG as our independent registered public accounting firm for fiscal 2010 are considered “routine” matters for which brokerage firms may vote unvoted shares. There are currently no other proposals to be voted on at the annual meeting.

May shareholders ask questions?

Yes. Our representatives will answer shareholders’ questions of general interest following the meeting consistent with the rules distributed at the meeting.

How many votes must be present to hold the meeting?

A majority of the outstanding shares entitled to vote at the annual meeting, represented in person or by proxy, will constitute a quorum. Shares of common stock represented in person or by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present.

What vote is required to approve each proposal?

In accordance with our bylaws, the nominees for director receiving the highest number of votes cast in person or by proxy at the annual meeting (also referred to as a plurality of the votes cast) will be elected. If you mark your proxy to withhold your vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. The ratification of the selection of KPMG as our independent registered public accounting firm for fiscal 2010 requires the affirmative vote of a majority of the votes cast at the annual meeting in order to be approved.

Shares that abstain from voting as to a particular matter will not be counted as votes in favor of such matter, and also will not be counted as votes cast or shares voting on such matter. Accordingly, abstentions will not be included in vote totals and will not affect the outcome of the voting for either proposal.

Who will pay for this proxy solicitation?

We will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of our shares. A few of our officers and employees may participate in the solicitation of proxies without additional compensation.

Will any other matters be voted on at the annual meeting?

As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the meeting other than those matters discussed in this proxy statement.

What is the Company’s website address?

Our website address is www.bk.com. We make this proxy statement, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) available on our website in the Investor Relations-SEC Filings section, as soon as reasonably practicable after electronically filing such material with the Securities and Exchange Commission (“SEC”).

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that are filed electronically with the SEC. Shareholders may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. In addition, shareholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations department at 305-378-7696 or by sending a written request to Burger King Holdings, Inc., Investor Relations, 5505 Blue Lagoon Drive, Miami, Florida 33126.

The references to our website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

Our Corporate Governance Guidelines (including the director independence standards set forth in Annex A), Code of Business Ethics and Conduct, Code of Ethics for Executive Officers, Code of Conduct for Directors and Code of Business Ethics and Conduct for Vendors are located in the Investor Relations-Corporate Governance section of our website. Amendments to these documents or waivers related to our codes of conduct will be made available on our website as soon as reasonably practicable after the effective date of the changes. The charters for our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee are also located in the Investor Relations — Corporate Governance section of our website. These documents, as well as our SEC filings, are available in print to any shareholder who requests a copy at the phone number or address listed above.

CORPORATE GOVERNANCE PRINCIPLES, COMMITTEES AND DIRECTOR INFORMATION

Director Independence

The NYSE listing standards require that a majority of the members of our Board of Directors be independent and that our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be composed of only independent directors. As of November 19, 2008, each of those committees was and continues to be composed entirely of independent directors.

The Board of Directors is responsible for determining the independence of our directors. Under the NYSE listing standards, a director qualifies as independent if the Board of Directors affirmatively determines that the director has no material relationship with us. While the focus of the inquiry is independence from management, the Board is required to broadly consider all relevant facts and circumstances in making an independence determination. The NYSE listing standards permit the Board to adopt and disclose standards to assist the Board in making determinations of independence. Accordingly, the Board has adopted, as a part of our Corporate Governance Guidelines, director independence standards to assist it in making independence determinations. The Board also considers the recommendations of the Nominating and Corporate Governance Committee which reviews information disclosed by the directors on annual director and officer (“D&O”) questionnaires prepared by us and completed by the directors.

This year our Board conducted evaluations of Richard W. Boyce, David A. Brandon, Ronald M. Dykes, Peter R. Formanek, Manuel A. Garcia, Sanjeev K. Mehra, Stephen G. Pagliuca, Brian T. Swette and Kneeland C. Youngblood under the NYSE listing standards and the director independence standards set forth in our Corporate Governance Guidelines (collectively, the “Independence Standards”) and other applicable independence standards as described below. The Board affirmatively determined that each of Messrs. Boyce, Brandon, Dykes, Formanek, Garcia, Mehra, Pagliuca, Swette and Youngblood is independent. As previously disclosed in a Form 8-K filed on September 23, 2009, Mr. Pagliuca resigned from the Board effective September 21, 2009 and is consequently not standing for re-election. As a result, there is currently a vacancy on the Board that will be filled by Bain Capital Partners pursuant to the Shareholders’ Agreement described under “Corporate Governance Principles” below.

In conducting its evaluations of Messrs. Brandon, Dykes, Formanek, Swette and Youngblood, the Board determined that none of these directors has a direct or indirect material relationship with us and that each satisfies the Independence Standards. In connection with determining Mr. Garcia’s independence, the Board considered lease payments paid by our subsidiary Burger King Corporation to Mr. Garcia’s sister. Our Board determined that the receipt of lease payments by Mr. Garcia’s sister does not constitute a direct or indirect material relationship with us and that Mr. Garcia satisfies the Independence Standards discussed above.

In conducting its evaluations of Messrs. Boyce, Mehra and Pagliuca, the Board determined that none of these directors has a direct or indirect material relationship with us and that each satisfies the Independence Standards. In making its determinations the Board considered Messrs. Boyce, Mehra and Pagliuca’s positions with TPG Capital, Goldman Sachs & Co, and Bain Capital Partners, respectively; the Shareholders’ Agreement with the private equity funds controlled by TPG Capital, Bain Capital Partners and the Goldman Sachs Funds (collectively, the “Sponsors”); and other related person transactions involving Goldman, Sachs & Co. and the Sponsors previously disclosed in our SEC filings. As a result of this evaluation and the recommendation of the Nominating and Corporate Governance Committee, the Board affirmatively determined that Messrs. Boyce, Mehra and Pagliuca do not have any direct or indirect material relationship with us and satisfy the Independence Standards.

Since Messrs. Dykes, Formanek and Garcia serve on our Audit Committee, the Board also considered whether they satisfied the independence standards mandated by Section 301 of the Sarbanes-Oxley Act and those set forth in Rule 10A-3 of the Exchange Act, which we refer to as the Audit Committee Independence Standards. Our Board also considered the recommendation of the Nominating and Corporate Governance Committee. As a result of this evaluation and the recommendation of the Nominating and Corporate Governance Committee, our Board affirmatively determined that Messrs. Dykes, Formanek and Garcia are independent under the Audit Committee Independence Standards.

Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) to assist the Board in exercising its responsibilities. The Guidelines are reviewed and revised by the Board as it deems necessary and appropriate and were last revised on November 20, 2008. The Guidelines and the charter for each of the standing committees of the Board are posted on our website at www.bk.com in the Company Info — Investor Relations section and are available in print to any shareholder who requests a copy at the phone number or address listed above under “Annual Meeting Information — What is the Company’s website address?”

The Guidelines and the charter for the Nominating and Corporate Governance Committee set forth our policies with respect to Board composition, membership qualifications, responsibilities, size, management oversight, committees and operations. The Nominating and Corporate Governance Committee considers the following criteria when recommending nominees for director: high personal and professional ethics, integrity and values; expertise that is useful to us and complementary to the background and experience of the other members of the Board; ability to devote the time necessary for the diligent performance of duties and responsibilities of Board membership; willingness to represent the long-term interests of all shareholders and objectively appraise management’s performance; possession of sound judgment to provide prudent guidance with respect to the operations and interests of the Company; and diversity and other relevant factors as the Board may determine. The Nominating and Corporate Governance Committee considers possible candidates from many sources for nominees for director, including from management and shareholders. The committee considers nominees recommended by shareholders, provided that the shareholder complies with the procedure set forth in our bylaws which is described in “Advance Notice Requirements for Shareholder Submission of Nominations and Proposals” in this proxy statement. Other than the submission requirements set forth in our bylaws, there is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.

We are subject to a Shareholders’ Agreement with the private equity funds controlled by the Sponsors. The Shareholders’ Agreement provides for (i) the right of each Sponsor to appoint two members to our Board, (ii) the right of each Sponsor, with respect to each committee of the Board other than the Audit Committee, to have at least one Sponsor director on each committee, and (iii) Sponsor directors to constitute a majority of the membership of each committee and for the chairman of each committee to be a Sponsor director, to the extent that such directors are permitted to serve on such committees under SEC and NYSE rules applicable to the Company. See “Board Committees” for more information on the composition of each of the Board committees and see “Certain Relationships and Related Person Transactions” for more information on the Shareholders’ Agreement, including the stock ownership thresholds required to be maintained by the private equity funds controlled by the Sponsors in order for them to retain these Board of Director and Board committee appointment rights. Although each Sponsor has elected to limit its representation to one seat, each Sponsor retains the right to appoint two directors to the Board. As of September 22, 2009, the private equity funds controlled by the Sponsors owned approximately 32% of the Company’s common stock.

The non-management directors regularly schedule executive sessions of the Board and each of the committees in which management does not participate. The Chairmen of the Audit, Compensation and Nominating and Corporate Governance Committees lead executive session discussions on matters within the purview of those committees.

Communication with Directors

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management directors may do so by writing to: Chairman of the Board, c/o Anne Chwat, General Counsel and Secretary, Burger King Holdings, Inc., 5505 Blue Lagoon Drive Miami, FL 33126. All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a shareholder of the Company.

The Board has approved a process for handling correspondence received by the Company and addressed to the Chairman or to non-management members of the Board. Under that process, the General Counsel and

Secretary of the Company reviews all such correspondence and maintains a log of and forwards copies of correspondence that, in the opinion of the General Counsel and Secretary, deals with the functions of the Board or committees thereof or that she otherwise determines requires their attention. The General Counsel and Secretary may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log maintained by the General Counsel and Secretary at any time.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board and Committee Meeting Attendance and Annual Shareholders Meeting Attendance

The Board held four meetings during the fiscal year ended June 30, 2009 (“fiscal 2009”). Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board during fiscal 2009, and (b) the total number of meetings held by all committees of the Board on which the directors served during fiscal 2009.

Although we do not have a specific policy regarding director attendance at our annual meeting of shareholders, all directors are encouraged to attend. We do so by, among other things, holding our annual meeting of shareholders on the same date as one of the Board meetings. All of our directors, except Sanjeev K. Mehra, attended the 2008 annual meeting of shareholders.

Board Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The members of each committee are appointed by the Board of Directors and serve one year terms. Each committee has established a written charter which sets forth the committee’s purpose, membership criteria, powers and responsibilities and provides for the annual evaluation of the committee’s performance. The charters for the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee were last revised on November 20, 2008. The charter for the Executive Committee was last revised on November 7, 2007. Copies of all of our committee charters are available on our website at www.bk.com in the Investor Relations-Corporate Governance section and are available in print to any shareholder who requests a copy at the phone number or address listed above under “Annual Meeting Information — What is the Company’s website address?”

Audit Committee

The Audit Committee assists the Board in its oversight of (i) the integrity of our financial statements, (ii) the qualifications, independence and performance of our independent registered public accounting firm, (iii) the performance of our internal audit function, and (iv) compliance by us with legal and regulatory requirements and our compliance program. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.

The current members of the Audit Committee are Messrs. Ronald M. Dykes (Chairman), Peter R. Formanek and Manuel A. Garcia. The Board of Directors has determined that (i) Messrs. Dykes, Formanek and Garcia are independent directors under the Independence Standards and the Audit Committee Independence Standards, and (ii) all of the members of the Audit Committee are “financially literate” as defined by the NYSE rules. The Board of Directors also has determined that Mr. Dykes possesses “financial management expertise” under the NYSE rules and qualifies as an “audit committee financial expert” as defined by the applicable SEC regulations.

The Audit Committee held eight meetings in fiscal 2009.

Compensation Committee

The Compensation Committee (i) sets our compensation philosophy and oversees compensation and benefits policies generally, including establishing, reviewing and making recommendations with respect to any incentive compensation and equity-based plans that are subject to approval by the Board of Directors, (ii) oversees and sets the compensation and benefits arrangements of our Chief Executive Officer, the CEO Direct Reports (as defined in the Compensation Discussion and Analysis or CD&A) and members of the Board of Directors, (iii) evaluates the performance of the CEO and CEO Direct Reports, and (iv) reviews our management succession plan.

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority, the Compensation Committee has engaged Mercer Human Resource Consulting, Inc. (“Mercer”), as an outside compensation consultant, to advise the Compensation Committee on matters related to director and executive compensation. Pursuant to its engagement by the Compensation Committee, Mercer:

•	advises the Committee Chairman on management proposals as requested;

•	assists the Committee Chairman in establishing the calendar and agenda items for Committee meetings, reviews meeting materials and attends Committee meetings;

•	reviews the Company’s total compensation philosophy, peer group and competitive positioning for reasonableness and appropriateness;

•	reviews the Company’s total executive compensation program and advises the Compensation Committee of plans or practices that might be changed to improve effectiveness;

•	provides market data and recommendations on CEO compensation without prior review by management except for necessary fact checking;

•	reviews draft Compensation Discussion & Analysis and related tables for our proxy statement;

•	proactively advises the Compensation Committee on best-practice ideas for Board governance of executive compensation; and

•	undertakes special projects at the request of the Committee Chairman.

Further details regarding the role that Mercer plays in our executive compensation-setting practices and decisions are provided in the CD&A. In addition, please refer to the “CD&A — Role of Executives in Establishing Compensation” for a discussion regarding the role that executive officers play in our executive compensation practices and decisions.

The Compensation Committee may delegate its authority to subcommittees or the Chairman of the Compensation Committee when it deems appropriate and in our best interests. Additionally, the charter provides that the Compensation Committee may delegate to one or more of our officers the authority to make grants under our incentive compensation or other equity-based plans to any person other than the Chief Executive Officer, the CEO Direct Reports (as defined in the CD&A) or any officer covered by Section 16 of the Exchange Act (’executive officers”). Further details are provided in the CD&A.

The current members of the Compensation Committee are Messrs. Peter R. Formanek and Sanjeev K. Mehra. Mr. Pagliuca served on the Compensation Committee as its Chairman from July 1, 2008 until November 19, 2008. From November 19, 2008 until June 30, 2009, the Compensation Committee was composed of Messrs. Mehra (Chairman) and Formanek. On July 1, 2009, the Board determined that Mr. Pagliuca was independent under the Independence Standards, and he was reappointed to the Compensation Committee as its Chairman, effective July 1, 2009. On September 21, 2009, Mr. Pagliuca resigned from the Board of Directors and the Compensation Committee. As of the date of this proxy statement, the Board has not appointed a new Chairman of the Compensation Committee.

The Compensation Committee held five meetings in fiscal 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has the authority under its charter to (i) identify and recommend potential candidates qualified to become board members, review and evaluate current directors for re-nomination to the Board and recommend directors for appointment or re-appointment to board committees, (ii) make recommendations to the Board of Directors as to independence determinations, (iii) assist the Board of Directors in determining the skills and qualities of individuals for Board membership, (iv) review the composition of the Board of Directors to determine appropriateness of adding or removing individuals, and (v) review and assess the adequacy of, and oversee compliance with, the Guidelines.

Please refer to “Corporate Governance Principles” above for a discussion of the Nominating and Corporate Governance Committee’s policy with regard to the consideration of nominees for director, including the consideration of nominees by shareholders and the criteria used to evaluate nominees. Please refer to “Shareholder Proposals and Nominations for 2010 Annual Meeting — Advance Notice Requirements for Shareholder Submission of Nominations and Proposals” for a discussion of the procedures that shareholders are required to follow in order to submit nominees for consideration by the Nominating and Corporate Governance Committee.

The current members of the Nominating and Corporate Governance Committee are Messrs. Sanjeev K. Mehra (Chairman) and David A. Brandon. Mr. Richard W. Boyce resigned from the committee on November 19, 2008.

The Nominating and Corporate Governance Committee held two meetings in fiscal 2009.

Executive Committee

The Executive Committee has authority under its charter to exercise the powers and rights of the Board and to take any action that could be taken by the Board (except if prohibited by applicable law or regulation) if the amounts associated with such actions do not individually exceed $25 million.

The current members of the Executive Committee are Messrs. Richard W. Boyce (Chairman), John W. Chidsey and Sanjeev K. Mehra. Mr. Pagliuca was a member of the Executive Committee until he resigned from the Board and the Executive Committee on September 21, 2009.

The Executive Committee did not hold any meetings in fiscal 2009.

PROPOSAL 1.  ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the number of directors constituting the Board of Directors shall not be fewer than three or more than 15, with the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the Board. The Board of Directors has fixed the number of directors at 10, although only nine nominees are seeking re-election to the Board. There is currently a vacancy on the Board as a result of the resignation of Stephen G. Pagliuca, effective September 21, 2009. The vacancy will be filled by Bain Capital Partners pursuant to the Shareholders’ Agreement described below under “Certain Relationships and Related Person Transactions — Shareholders’ Agreement”. The term of office of each director is one year, commencing at this annual meeting and ending at the annual meeting of shareholders to be held in 2010. Each director elected will continue in office until he resigns or until a successor has been elected and qualified.

John W. Chidsey, Richard W. Boyce, David A. Brandon, Ronald M. Dykes, Peter R. Formanek, Manuel A. Garcia, Sanjeev K. Mehra, Brian T. Swette and Kneeland C. Youngblood currently serve as directors and are the proposed nominees for election as directors to serve for a one-year term expiring at the 2010 annual meeting of shareholders. Messrs. Boyce and Mehra were appointed to the Board of Directors by TPG Capital and the Goldman Sachs Funds, respectively, pursuant to the Shareholders’ Agreement.

Each of the nominees has consented to serve if elected. If any nominee should be unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote in accordance with their judgment, but in no event will proxies be voted for more than nine nominees for director. We know of no reason why the nominees would not be able to serve if elected.

NOMINEES FOR ELECTION AT THIS MEETING

The following table sets forth the name, age, principal occupation of, and other information regarding, each nominee for election as a director of the Company:

John W. Chidsey Director since 2006 Age 47	Mr. Chidsey has served as Chairman of our Board since July 1, 2008 and has served as Chief Executive Officer since April 2006. From September 2005 until April 2006, he served as our President and Chief Financial Officer and from June 2004 until September 2005, he was our President, North America. Mr. Chidsey joined us as Executive Vice President, Chief Administrative and Financial Officer in March 2004 and held that position until June 2004. From January 1996 to March 2003, Mr. Chidsey served in numerous positions at Cendant Corporation, including Chief Executive Officer of the Vehicle Services Division and the Financial Services Division. Mr. Chidsey is a director of HealthSouth Corporation and is also a member of the Board of Trustees of Davidson College.

Richard W. Boyce Director since 2002 Age 55	Mr. Boyce has been a Partner of TPG Capital (formerly Texas Pacific Group) based in San Francisco, California since January 1997. Mr. Boyce is a director of LPL Investment Holdings, Inc. (a holding company for one of the largest brokerage firms in the U.S.).

David A. Brandon Director since 2003 Age 57	Mr. Brandon is Chairman and CEO of Domino’s Pizza, Inc. and has served in that role since March 1999. Mr. Brandon is a director of The TJX Companies (a retailer of apparel and home fashions), Domino’s Pizza, Inc. and Kaydon Corporation (a designer and manufacturer of custom engineered performance critical products).

Ronald M. Dykes Director since 2007 Age 62	Mr. Dykes has been a director since April 2007. Mr. Dykes most recently served as Chief Financial Officer of BellSouth Corporation, a position he retired from in 2005. Prior to his retirement, Mr. Dykes worked for BellSouth Corporation and its predecessor entities in various capacities for over 34 years. Mr. Dykes is a director of American Tower Corporation (an operator of wireless communication towers), and from October 2000 through December 31, 2005, also served as a director of Cingular Wireless, most recently as Chairman of the Board.

Peter R. Formanek Director since 2003 Age 66	Mr. Formanek has been a private investor since May 1994. Mr. Formanek is a co-founder and retired President of AutoZone, Inc.

Manuel A. Garcia Director since 2003 Age 66	Mr. Garcia has served as President and Chief Executive Officer of Atlantic Coast Management, Inc., an operator of various restaurants in the Orlando, Florida area, since 1996. Mr. Garcia is Chairman of the Board of Culinary Concepts, Inc. (a food processing company) and is a member of the Board of Trustees of Florida State University.

Sanjeev K. Mehra Director since 2002 Age 50	Mr. Mehra has been with Goldman, Sachs & Co. in New York City since 1986, and has been a Managing Director since 1996. Mr. Mehra is a director of SunGard Capital Corp. (“SCC”), SunGard Capital Corp. II (“SCC II”), SCC’s subsidiary, and SunGard Data Systems, Inc (collectively, a software and processing solutions company), ARAMARK Corporation (a provider of uniform and career apparel), First Aviation Services, Inc. (a fixed base operator), Sigma Electric Manufacturing Corp. (a manufacturer of custom electric fittings), KAR Holdings, Inc. (a leading wholesaler of used and salvage vehicles) and Hawker Beechcraft, Inc. (a manufacturer of piston, turboprop and jet aircraft).

Brian T. Swette Director since 2003 Age 55	Mr. Swette served as Non-Executive Chairman of our Board from April 2006 to June 30, 2008. Mr. Swette served as Chief Operating Officer of eBay from 1998 to 2002 and has been a private investor since 2002. Mr. Swette is a director of Jamba, Inc. (a chain of smoothie restaurants) and Shutterfly Inc. (an Internet-based social expression and personal publishing service). Mr. Swette is also a director of the following private companies: The FRS Company (maker of nutraceutical energy products), TheLadders.com (an online marketplace for professional employees) and Care.com (an online source for caregiver services).

Kneeland C. Youngblood Director since 2004 Age 53	Mr. Youngblood is a founding partner of Pharos Capital Group, L.L.C., a private equity firm focused on health care, business services and opportunistic investments, and has served as managing partner since January 1998. Mr. Youngblood is a director of Starwood Hotels and Resorts Worldwide, Inc., Gap Inc. and Energy Future Holdings (formerly TXU).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE ABOVE NOMINEES

PROPOSAL 2.  RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG to audit our financial statements for fiscal 2010. For additional information regarding our relationship with KPMG, please see the “Audit Committee Report” below.

Although it is not required to submit this proposal to the shareholders for approval, the Board believes it is desirable that an expression of shareholder opinion be solicited and presents the selection of the independent registered public accounting firm to the shareholders for ratification. Even if the selection of KPMG is ratified by the shareholders, the Audit Committee in its discretion could decide to terminate the engagement of KPMG and engage another firm if the committee determines that this is necessary or desirable. In the event our shareholders do not ratify the appointment of KPMG for fiscal 2010, the appointment will be reconsidered by the Audit Committee.

A representative of KPMG is expected to attend the annual meeting and will have an opportunity to make a statement if he or she so desires. He or she will also be available to respond to appropriate questions from our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE SELECTION OF KPMG LLP

AUDIT COMMITTEE REPORT

The Audit Committee has: (i) reviewed and discussed the audited consolidated financial statements of the Company with management; (ii) discussed with KPMG, the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as modified or supplemented; (iii) received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence; and (iv) discussed with KPMG the firm’s independence. The Audit Committee considered whether the provision of non-audit services by KPMG was compatible with maintaining such firm’s independence. After reviewing the services provided by KPMG, including all non-audit services, the Audit Committee, in accordance with its charter, appointed KPMG as the independent registered public accounting firm of the Company.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for fiscal 2009 for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE
Ronald M. Dykes, Chairman
Peter R. Formanek
Manuel A. Garcia

August 19, 2009

AUDIT FEES AND SERVICES

The following table sets forth fees for professional services rendered by KPMG for the annual audit of our financial statements for the years ended June 30, 2009 and 2008 and fees billed for other services rendered by KPMG for such years. There were no fees billed by KPMG for the years ended June 30, 2009 and 2008 that would fall under the categories of “Tax Fees” or “All Other Fees”.

	Fiscal Year
Fee Category	2009	2008
	(In thousands)	(In thousands)

Audit Fees(1)	$3,474	$3,643
Audit-Related Fees(2)	120	151

Total Fees	3,594	3,794

(1)	Annual audit fees primarily consist of fees for the audits of the consolidated financial statements and the review of the interim condensed quarterly consolidated financial statements. This category also includes fees for statutory audits required by the tax authorities of various countries and accounting consultations and research work necessary to comply with generally accepted accounting principles. In fiscal 2009 and 2008, audit fees also included amounts related to the audit of the effectiveness of internal controls over financial reporting and attestation services. In fiscal 2008, audit fees also included amounts related to the delivery of comfort letters associated with two secondary offerings of common stock held by the private equity funds controlled by the Sponsors.

(2)	Audit-Related Fees primarily consist of the fees for financial statement audits of our employee benefit plans, marketing fund and gift card subsidiary. In fiscal 2008, audit-related fees also included the fees for financial statement audits of a joint venture that was dissolved on June 30, 2008.

Pre-approval Policy

Pursuant to its written charter, the Audit Committee pre-approves all audit services and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy under which the Audit Committee has delegated to its chairman the authority to approve services valued at up to $50,000 per engagement. All such decisions to pre-approve audit and permitted non-audit services are presented to the full Audit Committee at the next scheduled meeting.

All audit and permitted non-audit services and all fees associated with such services performed by our independent registered public accounting firm in fiscal 2009 were approved by the full Audit Committee or approved by the chairman of the Audit Committee consistent with the policy described above.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy, how the Compensation Committee establishes executive compensation, the objectives of our various compensation programs, how performance metrics are selected and evaluated for the various components of our compensation programs and how the performance of our CEO and other NEOs is evaluated and results in the level of compensation awarded under the various components of our compensation program.

As used in this CD&A, the following terms have the following meanings:

•	“BKC” is Burger King Corporation, a Florida corporation;

•	the “CEO” is our Chief Executive Officer, John W. Chidsey, who also serves as Chairman of our Board of Directors;

•	the “NEOs” are the following executives:

•	John W. Chidsey, Chairman and CEO

•	Ben K. Wells, Chief Financial Officer

•	Russell B. Klein, President, Global Marketing, Strategy & Innovation

•	Charles M. Fallon, Jr., President, North America

•	Peter B. Robinson, President, EMEA (Europe, Middle East and Africa);

•	the “CEO Direct Reports” are our executives who report directly to the CEO. All of the NEOs (other than the CEO) are CEO Direct Reports; and

•	“Total Direct Compensation” is annual base salary, cash incentives and long-term equity incentives.

Our Compensation Philosophy and Objectives

We believe that compensation is an important tool to further our long-term goal of creating shareholder value. As such, our compensation philosophy is based on pay-for-performance principles, which incorporate the Company’s achievement of specific financial goals as well as achievement by employees of individual performance goals. Our compensation programs are designed to support our business initiatives by:

•	rewarding superior financial and operational performance;

•	placing a significant portion of compensation at risk if performance goals are not achieved;

•	aligning the interests of the CEO and the CEO Direct Reports with those of our shareholders; and

•	enabling us to attract, retain and motivate top talent.

Our compensation policies are aligned with our business strategy. The key elements of our business strategy are:

•	drive further sales growth;

•	enhance restaurant profitability;

•	employ innovative marketing strategies and offer products with superior value and quality;

•	expand our large international platform;

•	accelerate new restaurant development and expansion; and

•	drive growth through the strategic acquisition and sale of restaurants.

Our executive compensation program for all senior executives at the Company, including the NEOs, consists of base salary, annual cash incentives, long-term equity incentives and executive benefits and perquisites. Annual cash and long-term equity incentive programs reward our financial performance compared to goals established for the year. Each year, the Compensation Committee approves worldwide and regional financial goals for these programs. We must achieve at least the minimum financial goals with respect to the annual cash incentive program in order for any payments to be made for that year. Moreover, if we fail to achieve the target financial goal with respect to our long-term equity incentive program, the number of shares of performance-based restricted stock earned by the NEOs will be subject to a decrease of up to 50%.

Individual performance objectives are established at the beginning of each fiscal year for all of our employees, including the NEOs. These individual performance objectives are intended to support our business strategy and inclusion and leadership development initiatives. Our inclusion and leadership development initiatives are designed to reinforce the importance of developing our employees, while respecting and embracing all of the differences we bring to the BURGER KING® brand. The Compensation Committee recommends, and the Board approves, individual performance objectives for the CEO each fiscal year. The CEO then establishes individual performance objectives for each CEO Direct Report, including the NEOs (other than the CEO) based on the objectives that the Board has set for the CEO. Performance against these pre-established objectives is evaluated by the Compensation Committee following the end of each fiscal year. The annual cash incentive for all participants (assuming we have achieved at least our minimum financial goals) and the long-term equity incentive for all participants other than the CEO may be adjusted based on individual performance.

Oversight of Executive Compensation Programs

Role of Compensation Committee

The Compensation Committee is composed entirely of outside directors and is responsible to the Board of Directors and our shareholders for establishing and overseeing our compensation philosophy and for overseeing our executive compensation policies and programs generally. As part of this responsibility, the Compensation Committee:

•	administers our executive compensation programs;

•	evaluates the performance of the CEO and the CEO Direct Reports;

•	oversees and sets compensation for the CEO and the CEO Direct Reports; and

•	reviews our management succession plan.

All decisions relating to the issuance of equity to our executive officers were subject to review and approval by the Board of Directors until July 1, 2009, at which time the Compensation Committee met the independence requirements of Rule 16b-3 of the Exchange Act. Effective July 1, 2009, decisions relating to the issuance of equity to our executive officers became subject to the sole review and approval by the Compensation Committee. However, the Board of Directors approves all compensation decisions relating to the CEO.

The Compensation Committee’s charter describes the Compensation Committee’s responsibilities. The Compensation Committee and the Board of Directors review the charter annually. The charter was last revised on November 20, 2008.

Role of Compensation Consultant

Under its charter, the Compensation Committee is authorized to engage the services of outside advisors, experts and others. Since November 28, 2006, the Compensation Committee has engaged Mercer as an outside compensation consultant to advise the Compensation Committee on matters related to executive compensation. As discussed above under “Corporate Governance Principles, Committees and Director Information — Compensation Committee”, the Compensation Committee annually reviews the market intelligence on compensation trends provided by Mercer and Mercer’s general views on the specific compensation programs designed by us. During fiscal 2009, Mercer assisted the Compensation Committee’s executive compensation-setting process by:

•	Reviewing those companies that comprise our peer group and advising the Compensation Committee on the appropriate levels of adjustment necessary for comparative purposes;

•	Providing a competitive analysis of Total Direct Compensation for our CEO and the CEO Direct Reports against our peer group (described below);

•	Providing analysis and advice with respect to the evaluation of the renewal of the employment agreements for our CEO and our CEO Direct Reports and in establishing the terms of the compensation package and employment agreement for our new President, EMEA;

•	Assisting in the design of our compensation programs for executives and Board members;

•	Reviewing the effectiveness of our compensation programs, including our annual and long-term incentive programs, against those of our peer group;

•	Providing data to support our current incentive plan parameters and measures;

•	Reviewing our compensation plans to ensure that the design for fiscal 2010 will be competitive as compared to our industry and peer group;

•	Providing advice about compliance with Internal Revenue Code (“IRC”) Section 409A;

•	Reviewing the Compensation Committee’s fiscal 2009 calendar;

•	Assisting in compliance with SEC disclosures regarding executive compensation; and

•	Reviewing this CD&A and the tables contained in this proxy statement.

In addition to providing services to the Compensation Committee, Mercer also advises Company management on matters related to broad-based compensation and provides Company management with data on compensation practices outside the United States.

Peer Group Comparison

To establish Total Direct Compensation levels for our CEO and the CEO Direct Reports, the Compensation Committee compares our compensation practices and Total Direct Compensation opportunities with those of certain publicly-traded peer companies selected by us. It also considers data reported in various compensation surveys. In making determinations about compensation, however, the Compensation Committee places greater emphasis on the following factors specific to the relevant individual and his or her role:

•	performance and long-term potential;

•	nature and scope of the individual’s responsibilities and his or her effectiveness in supporting our long-term goals; and

•	Total Direct Compensation of the individual in relation to other CEO Direct Reports.

We believe that the relative pay of each CEO Direct Report as compared to the pay of each other CEO Direct Report and the CEO is one factor of many to be considered in establishing compensation for our CEO Direct Reports. We have not established a policy regarding the numerical ratio of total compensation of the CEO to that of the CEO Direct Reports, but do review compensation levels to ensure that appropriate internal pay equity exists. The difference between the CEO’s compensation and that of the CEO Direct Reports reflects the significant difference in the nature and scope of their relative responsibilities. The CEO’s responsibilities for management and oversight of a global enterprise are significantly higher than those of the other executives. As a result, the CEO’s compensation is substantially higher than the compensation of our CEO Direct Reports.

Our peer group is focused on other restaurant and franchise companies. We also include companies in the broader consumer products/services industry and companies with a strong global footprint because we recruit executive talent from a more diverse background and we consider international growth to be a key driver of our success. Additionally, as a highly franchised company, the complexity of managing the overall BURGER KING® system may not be reflected in our actual revenue, so for peer group purposes, we add 50% of the worldwide franchise sales of our system to our total revenue numbers, thereby increasing our annual revenue, for comparison purposes, to approximately $8.1 billion in fiscal 2008. Taking into account this first adjustment, our annual revenue is still less than the median of the peer group. The median revenue for the peer group in calendar year 2007 was $9.5 billion. Consequently, in consultation with Mercer, we adjust the compensation data from the peer group companies for differences in revenue to provide comparable data for our analysis. We review the peer group and make changes as we deem necessary on an annual basis. While the Compensation Committee uses the adjusted compensation data from our peer group as a reference point, it is not, and was not in fiscal 2009, the determining factor in executive compensation decisions. The adjusted compensation data is used primarily to ensure that our executive compensation program as a whole is competitive when the Company achieves targeted performance levels.

For the fiscal 2009 analysis, the companies comprising the peer group and their respective industry groups were:

Peer Group Company	GICS Industry Description

Anheuser-Busch Companies, Inc.	Beverages
Brinker International, Inc.	Hotels, Restaurants & Leisure
Darden Restaurants, Inc.	Hotels, Restaurants & Leisure
Domino’s Pizza, Inc.	Hotels, Restaurants & Leisure
Marriott International, Inc.	Hotels, Restaurants & Leisure
McDonald’s Corp.	Hotels, Restaurants & Leisure
Nike, Inc.	Textiles, Apparel & Luxury Goods
PepsiCo. Inc.	Beverages
Starbucks Corp.	Hotels, Restaurants & Leisure
Starwood Hotels & Resorts Worldwide, Inc.	Hotels, Restaurants & Leisure
The Coca-Cola Company	Beverages
Wendy’s International, Inc.	Hotels, Restaurants & Leisure
Wyndham Worldwide Corp.	Hotels, Restaurants & Leisure
Yum! Brands, Inc.	Hotels, Restaurants & Leisure

Our peer group for fiscal 2008 was composed of the same companies as those that we used in fiscal 2009, except that Realogy Corp. was not included in our peer group for fiscal 2009 because the company ceased to be a publicly reporting company during fiscal 2008. For fiscal 2010, the peer group is composed of the same companies set forth above, except that Anheuser-Busch Companies, Inc. and Wendy’s International, Inc. are no longer included as these companies were acquired during fiscal 2009 and are no longer publicly reporting companies. However, the Compensation Committee decided to add Wendy’s/Arby’s Group, Inc., a public company and the parent company of Wendy’s International, Inc., to our peer group for fiscal 2010.

Role of Executives in Establishing Compensation

Our Chief Human Resources Officer administers our retirement, severance and other benefit plans and trusts, with oversight and supervision by the Compensation Committee. In addition, our Chief Human Resources Officer makes recommendations to the Compensation Committee regarding job leveling and grading for the CEO, the CEO Direct Reports and other senior level employees. Our CEO and Compensation Committee work together to review our management succession planning for these employees.

The CEO annually reviews the individual performance of each CEO Direct Report and provides the Compensation Committee with (i) evaluations of each CEO Direct Report, including an evaluation of each person’s performance against his or her individual performance objectives and (ii) recommendations regarding any increase in each person’s base salary level, the individual performance rating for purposes of calculating his or her annual cash incentive payment and any long-term equity award.

The CEO, Chief Human Resources Officer, General Counsel and Vice President of Total Rewards attend Compensation Committee meetings, although they leave the meetings during discussions and deliberations of individual compensation actions affecting them personally and during the Compensation Committee’s executive sessions.

Elements of Compensation and Benefit Programs

To achieve our policy goals, the Compensation Committee utilizes the following components of compensation: base salary, annual cash incentives, long-term equity incentives, benefits and perquisites. Different elements of the total compensation package serve different objectives. Competitive base salaries and benefits are designed to attract and retain employees by providing them with a stable source of income and security over time. Annual cash incentives and long-term equity incentives are performance-based and, in the case of annual cash incentives, will only be paid if we achieve our minimum financial goals for the fiscal year. Moreover, employees who contribute positively towards our business strategy and inclusion and leadership development initiatives can increase the amount of their annual cash incentives and long-term equity incentives based on their individual performance rating. However, the CEO’s annual equity incentive is not subject to adjustment based on individual performance. The use of equity compensation supports the objectives of encouraging stock ownership and aligning the interests of the NEOs with those of our shareholders, as they share in both the positive and negative stock price returns experienced by our shareholders.

The only retirement programs we provide to our NEOs are the ability to participate in BKC’s 401(k) plan and the Executive Retirement Program as described below in the “Executive Benefits and Perquisites” section of this CD&A.

The Compensation Committee uses Total Direct Compensation as its measure when it determines the level and components of compensation for the NEOs. The Compensation Committee reviews the Total Direct Compensation of the NEOs using data provided by Mercer and Company management. For the NEOs, the Compensation Committee places more emphasis on the performance-based components of Total Direct Compensation. For fiscal 2009, the total target performance-based pay for the NEOs ranged from 68% to 83% of their total compensation. Actual payments may vary for the NEOs if the Company exceeds or fails to meet financial and operational targets and may vary for an NEO if he exceeds or fails to meet his individual objectives. The table below sets forth the percentage of targeted and actual components of Total Direct Compensation for the NEOs for fiscal 2009:

	Base Salary		Annual Cash Incentive		Long-Term Equity Incentive
Name	Target	Actual	Target	Actual	Target	Actual

John W. Chidsey	17%	17%	17%	14%	66%	69%
Ben K. Wells	32%	33%	22%	18%	46%	49%
Russell B. Klein	27%	27%	21%	18%	52%	55%
Charles M. Fallon, Jr.	32%	32%	22%	16%	46%	52%
Peter B. Robinson	32%	29%	22%	28%	46%	43%

The CEO’s variable pay as a percentage of total pay exceeds that of the other NEOs due to the importance of aligning the interests of the CEO with those of our shareholders and the nature of the CEO’s role and responsibilities as compared to the other NEOs.

Our executive compensation program is designed to encourage and reward behavior that promotes sustainable growth in stockholder value through attainment of annual and long-term goals. For example, our performance-based restricted stock awards are subject to a three-year cliff vesting period, including a one-year performance period. Consequently, executives are incentivized to achieve annual financial targets in order to maximize the number of shares of restricted stock that they will actually receive. The vesting period also encourages executives to consider long-term growth in making decisions, as they will not be able to monetize the shares for three years. We believe that this design limits speculative rewards and inappropriate risk taking for short-term results.

Base Salary

We provide base salaries to recognize the skills, competencies, experience and individual performance that each NEO brings to his position. The Compensation Committee annually reviews and approves any changes to the base salary of the CEO and each other NEO and submits the CEO’s base salary to the Board of Directors for approval. The Compensation Committee considers various factors such as the relevant employment agreement, the executive’s performance and responsibilities, leadership and years of experience, competitive salaries within the marketplace for similar positions, and his total compensation package. For fiscal 2009, each NEO received a 3% increase in base salary. In July 2009, the Compensation Committee decided to forgo base salary increases for all executive officers (including the NEOs) for fiscal 2010. This decision was made in response to the continuing recessionary environment and the Company’s implementation of cost containment and other strategies to more effectively operate in the current economic environment. As a result, the NEOs did not receive an increase in base salary for fiscal 2010 and their annual base salaries for fiscal 2010 are unchanged from fiscal 2009.

Annual Cash Incentive Program

The NEOs are eligible to receive an annual performance-based cash bonus based on the Company’s financial performance, which can be adjusted by their individual performance. Approximately 1,400 Company employees are eligible to participate in this annual cash incentive program. For fiscal 2009, annual cash incentives were awarded under the BKC Fiscal Year 2009 Restaurant Support Incentive Program (the “RSIP”), which was implemented under our 2006 Omnibus Incentive Plan. This annual cash incentive is calculated for each eligible employee as a percentage of his or her base salary, based on Company financial performance and as may be adjusted for individual performance, as set forth below. We must achieve at least the minimum financial goals established for a fiscal year in order for any payments to be made for that year. The formula for determining an eligible employee’s cash incentive under the RSIP (the “Payout Amount”) is:

Annual Base Salary	X	Target Bonus Percentage	X	Overall Business Performance Factor	X	Individual Performance Multiplier	=	Payout Amount

Target Bonus Percentage:  The employment agreement for each NEO establishes the annual target cash bonus opportunity or target bonus for the NEO, expressed as a percentage of his then current base salary. The target bonus for each NEO, expressed as a percentage of base salary, is as follows:

•	John W. Chidsey, 100%

•	Ben K. Wells, 70%

•	Russell B. Klein, 80%

•	Charles M. Fallon, Jr., 70%

•	Peter B. Robinson, 70%

Due to the nature of the CEO’s role and responsibilities, the CEO’s target bonus as a percentage of his base salary is greater than that of the other NEOs.

Overall Business Performance Factor:  The Overall Business Performance Factor is based on two Company financial performance measures which are equally weighted, as follows:

•	50% on worldwide Company performance, and

•	50% on the Company’s performance in the employee’s geographic area of responsibility, which is either worldwide or regional.

Given the roles and worldwide scope of responsibility of Messrs. Chidsey, Wells and Klein, the Overall Business Performance Factor for those NEOs was measured on a 100% worldwide basis. The Overall Business Performance Factor for Messrs. Fallon and Robinson, who have regional responsibilities, was measured 50% on a worldwide basis and 50% on their geographic areas of responsibility, which are the North America region for Mr. Fallon and the EMEA region for Mr. Robinson.

Mr. Robinson’s assignment as President, EMEA ended on September 30, 2009 and, effective as of October 1, 2009, he was appointed Executive Vice President. As a result of this change in his responsibilities, the Overall Business Performance Factor used to calculate Mr. Robinson’s cash bonus for fiscal 2010 will be measured 50% on a worldwide basis and 50% on the EMEA region for the period of July 1, 2009 through September 30, 2009 and 100% on a worldwide basis for the period of October 1, 2009 through June 30, 2010.

For fiscal 2009, the Compensation Committee chose EBITDA (earnings before interest, taxes, depreciation and amortization) as the measure used to determine the Overall Business Performance Factor. EBITDA, which is a non-GAAP measure, is used by our management as a supplemental internal measure for planning and forecasting expectations in our business groups and for evaluating actual results against such expectations. By selecting EBITDA as the measure for our overall business performance, it facilitates performance comparisons from period to period. Furthermore, EBITDA is frequently used as a measure of our financial performance by outside financial analysts and investors and therefore is closely aligned with our stockholders’ interests.

We establish worldwide and regional EBITDA targets and minimum amounts which must be achieved in order for any payments to be made under the RSIP. The following payouts for the NEOs may be earned if we achieve the following performance levels:

•	at the “threshold” performance level, a payout of 50% of target bonus may be earned;

•	at the “target” performance level, a payout of 100% of target bonus may be earned; and

•	at the “maximum” performance level, a payout of 200% of target bonus may be earned.

If the actual EBITDA amounts, as adjusted as set forth below (“Incentive EBITDA”), fall between the threshold and target performance levels, the Overall Business Performance Factor would be between 50% and 100%, and if Incentive EBITDA falls between the target and maximum performance levels, the Overall Business Performance Factor would be between 100% and 200%. If Incentive EBITDA falls below the threshold performance level, there would be no payout under the RSIP for that fiscal year.

Our threshold performance level, target performance level and maximum performance level under the RSIP are based on our Board-approved budget and business plan for the upcoming fiscal year and these performance levels as well as the Incentive EBITDA were as follows for fiscal 2009 (all expressed as EBITDA):

FISCAL 2009 EBITDA PERFORMANCE LEVELS UNDER RSIP ($ in millions)

				Fiscal 2009
	Fiscal 2009 “Threshold”	Fiscal 2009 “Target”	Fiscal 2009 “Maximum”	Incentive
Geographic Area	Performance Level	Performance Level	Performance Level	EBITDA

Worldwide	419	493	527	458
North America	416	489	524	442

EBITDA for our EMEA/APAC reportable segment may be derived from the segment financial results information that we provide in our Form 10-K. However, we do not disclose the financial results of the EMEA or APAC regions separately as we believe that this would result in competitive harm. The target EBITDA performance goals for each of our markets, including EMEA, are set at the beginning of each fiscal year with the intent of being challenging, but achievable, while the maximum performance levels will be reached only if we significantly exceed our financial goals. For the fiscal years 2006-2009, we achieved our EMEA threshold performance goals each year, our EMEA target performance goals twice and our EMEA maximum performance goal once. Our EBITDA performance goals are set using forecasted currency exchange rates and then adjusted at the end of the fiscal year to bring actual results back to these forecasted rates, thereby eliminating any benefit or detriment due to fluctuations in currency exchange rates. Our EBITDA target performance goals are not necessarily the same as that which we may, from time to time, include in our worldwide earnings guidance. However, if worldwide EBITDA guidance for a year is given, the worldwide EBITDA target established at the beginning of the year is generally within the initial range of earnings guidance that we announced for that year.

For fiscal 2009, worldwide Incentive EBITDA and Incentive EBITDA for the North America region fell between the threshold and target performance levels. In calculating worldwide Incentive EBITDA for fiscal 2009, the Compensation Committee used adjusted EBITDA for fiscal 2009 as reported in our fiscal 2009 earnings release furnished as an exhibit to the Form 8-K filed on August 25, 2009, and adjusted this amount to bring actual results back to the forecasted currency exchange rates. The Compensation Committee then subtracted gains from the sale of certain assets and the reversal of over-accruals in the prior fiscal year and added back certain unplanned costs associated with wage increases in Germany. The Compensation Committee also added back certain items that were one-time non-recurring charges which the Compensation Committee determined were not reflective of our overall financial performance, including costs associated with centralizing and standardizing certain support functions, the write-off of inventory containing phthalates and the H1N1 flu pandemic. In fiscal 2009, our reported adjusted EBITDA excluded the after tax effects of $1.5 million of charges associated with the acquisition of franchise restaurants primarily from a large franchisee in the U.S. and $2.0 million of start up charges associated with acquired restaurants. We exceeded our EBITDA maximum performance level for the EMEA region in fiscal 2009.

In July 2009, the Compensation Committee approved using PBT (profit before taxes) as the measure to determine the Company’s worldwide Company performance and EBITDA as the measure to determine the Company’s regional performance for purposes of calculating the Overall Business Performance Factor under the RSIP for fiscal 2010. The change was made to increase management’s focus on managing capital through operating and financial decisions, as PBT holds management accountable for controlling costs and increasing profits and is a key driver for total shareholder return. PBT excludes the impact of taxes which only a few employees have the ability to impact. For those employees with regional responsibilities, the use of PBT introduces a second measure for evaluating Company performance, while preserving EBITDA as the measure for regional performance.

Individual Performance Multiplier:  Assuming that we have achieved at least the threshold financial performance level established for a fiscal year, an eligible employee’s annual cash incentive may be adjusted based on individual performance. For fiscal 2009, our executives’ individual performance was evaluated based on the achievement of business objectives and inclusion and leadership development objectives. For fiscal 2010, the Compensation Committee decided to retain the same types of objectives to evaluate individual performance that it used in fiscal 2009.

Individual Performance Multipliers range from 0 to 1.25, based on an individual’s performance rating. Individual performance ratings are determined for each eligible employee at the end of each fiscal year based on achievement of that person’s individual performance objectives. Individual performance ratings are given on a scale of between 1 and 5, with 5 being the highest possible rating.

If the Company achieves the Overall Business Performance Factor at the maximum performance level, and the NEOs achieve the highest individual performance rating, the annual cash bonus earned by each of the NEOs would be as follows (expressed as a percentage of base salary): Mr. Chidsey, 250%; Mr. Klein, 200%; and Messrs. Wells, Fallon and Robinson, 175%.

For fiscal 2009, the Compensation Committee evaluated the CEO and reviewed the individual performance evaluations that the CEO completed for each other NEO at the end of fiscal 2009. All of the

NEOs rated Individual Performance Multipliers equal to 1.0. The fiscal 2009 RSIP payout amounts for the NEOs are set forth in the following table:

2009 RSIP CASH BONUS

		Target Bonus as
	Annual	Percentage of	Percentage Payout	Payout
Name	Base Pay ($)	Base Salary	(% of Base Salary)	Amount ($)

John W. Chidsey	1,042,875	100%	77%	803,014
Ben K. Wells	494,709	70%	54%	266,648
Russell B. Klein	515,000	80%	62%	317,240
Charles M. Fallon, Jr.	437,750	70%	51%	222,158
Peter B. Robinson	463,500	70%	97%	449,363

Long-Term Equity Incentives

We believe that long-term compensation is a critical component of our executive compensation program as a way to foster a long-term focus on our financial results. Long-term compensation is an incentive tool that we and the Compensation Committee use to align the financial interests of executives to the creation of sustained shareholder value. We believe that equity incentives are preferable to cash in a long-term plan design because:

•	the ultimate value is impacted by share price gains or losses, linking executive returns to those of shareholders;

•	equity incentives provide an opportunity for executives to increase their stock ownership in us;

•	once vested, stock options provide flexibility for executives in deciding when to exercise their options and recognize income; and

•	equity incentives are a common form of pay in most publicly traded companies, and we use these incentives to remain competitive in attracting and retaining executives.

The Compensation Committee has adopted an Equity Grant Policy and the Board of Directors has adopted Stock Ownership Guidelines. These policies are described below in the “Additional Features of our Executive Compensation Programs” section of this CD&A.

We award annual long-term equity incentives to the NEOs and approximately 200 other executives. For the NEOs, these awards represent the largest component of their Total Direct Compensation. The Compensation Committee established individual target awards for fiscal 2009 based on the executive’s level, base salary, and for all NEOs other than the CEO, on individual performance during fiscal 2008. As with the 2009 RSIP, our executives’ individual performance was evaluated based on the achievement of business objectives and inclusion and leadership development objectives. Pursuant to his employment agreement, the CEO’s target award is not subject to adjustment based on his individual performance. For fiscal 2009, the target equity awards for the NEOs, after application of the Individual Performance Multiplier and as a percentage of their base salary were: Mr. Chidsey, 400%; Mr. Klein, 200%; Mr. Fallon, 165%; and Messrs. Wells and Robinson 150%. Individual target grants for fiscal 2009 were awarded on August 22, 2008.

For fiscal 2009, the Compensation Committee decided to award a combination of equity grants, with 50% of the value earned paid in the form of stock options and 50% of the value earned paid in the form of performance-based restricted stock awards. This was the same equity mix determined by the Compensation Committee for fiscal 2008. The fiscal 2009 performance-based restricted stock awards will vest 100% on the third anniversary of the grant date, and the fiscal 2009 option awards will vest ratably over four years.

The fiscal 2009 performance-based restricted stock awards for the CEO and other NEOs were subject to increase or decrease by up to 50% at fiscal year end, based upon the financial performance of the Company during fiscal 2009. The measure of the Company’s performance for this purpose for fiscal 2009 was PBT. We use PBT because this measure is simple and objective, emphasizes controlling costs and increasing profits and is a key driver for total shareholder return. The threshold, target and maximum PBT levels for purposes of increasing or decreasing the number of shares of performance-based restricted stock, as well as the Incentive PBT (as defined below), for fiscal 2009 are set forth in the following table:

2009 PBT PERFORMANCE LEVELS ($ in millions)

Fiscal 2009 “Threshold”	Fiscal 2009 “Target”	Fiscal 2009 “Maximum”
Performance Level	Performance Level	Performance Level	Fiscal 2009 Incentive PBT

287	337	372	301

For fiscal 2009, our actual PBT amount, as adjusted as set forth below (“Incentive PBT”), fell between the threshold and target performance levels. In calculating Incentive PBT, the Compensation Committee used adjusted PBT for fiscal 2009, adjusted this amount to bring actual results back to the forecasted currency exchange rates, and then made the same adjustments used in calculating fiscal 2009 Incentive EBITDA for purposes of the RSIP. Adjusted PBT excludes the same charges used in calculating reported adjusted EBITDA for fiscal 2009. Based on Company performance, there was a 36% downward adjustment in the fiscal 2009 performance-based restricted stock awards granted to the NEOs. Consequently, the number of shares of performance-based restricted stock actually awarded for fiscal 2009, after adjustment for Company performance and the resulting reduction in the number of shares, was as follows: Mr. Chidsey, 49,542; Mr. Wells, 8,813; Mr. Klein, 12,233; Mr. Fallon, 8,578; and Mr. Robinson, 8,257.

The Compensation Committee decided to retain the same equity mix and vesting schedule for the Company’s fiscal 2010 long-term equity incentive program to maintain our desired equity mix. In accordance with the approval by the Compensation Committee and, in the case of the CEO, by our Board, on August 26, 2009, the Company granted the NEOs a combination of equity grants, with 50% of the value earned paid in the form of stock options and 50% of the value earned paid in the form of performance-based restricted stock awards. The option awards will vest ratably over four years and the performance-based restricted stock awards will have a one year performance period ending June 30, 2010, and will vest 100% on the third anniversary of the grant date. For the reasons discussed above regarding why we use PBT, the Compensation Committee determined that PBT will continue to be used as the measure of the Company’s performance for the fiscal 2010 long-term equity incentive awards. For fiscal 2010, the target equity awards for the NEOs, after application of the Individual Performance Multiplier and as a percentage of their base salary are as follows: Mr. Chidsey, 400%; Mr. Klein, 200%; and Messrs. Wells and Fallon, 150%. Due to the change in his position, Mr. Robinson will receive an equity grant as described below under the “Employment Agreements — Employment Agreements with Other NEOs” section of this CD&A.

Executive Benefits & Perquisites

In addition to base salary, annual cash bonuses and long-term equity incentives, we provide the following executive benefit programs:

Executive Retirement Program

The Executive Retirement Program (“ERP”) is a non-qualified excess benefits program available to senior-level U.S. employees. This program permits voluntary deferrals of up to 50% of base salary and 100% of cash bonus until retirement or termination of employment. Deferrals become effective once an executive has reached his or her applicable 401(k) contribution limit. Amounts deferred, up to a maximum of 6% of base salary, are matched by us on a dollar-for-dollar basis. Depending on the level at which we achieve specified financial performance goals, accounts under the plan also may be credited by us with up to an additional 4% of base salary at the target performance level and 6% of base salary at the maximum performance level. The financial performance goals for fiscal 2009 were based on the EBITDA levels described in the “Annual Cash Incentive Program” section of this CD&A. The financial performance goals for fiscal 2010 will be based on PBT to reflect the change made in the measure of worldwide Company financial performance under the RSIP for fiscal 2010. Prior to fiscal 2008, all accounts earned interest at the same fixed interest rate. Beginning in fiscal 2008, all amounts earned interest at a rate that reflects the performance of investment funds that the employee selects from a pool of funds. All of our contributions vest ratably over the three-year period beginning on the date the employee commences employment. After three years of employment, all future Company contributions for the benefit of that employee are fully vested. Our performance-based contribution for fiscal 2009 was 3.1% of base salary for all participating employees. On July 1, 2007, we established a rabbi trust to invest compensation deferred under the ERP and fund future deferred compensation obligations. We closed the rabbi trust for any new contributions effective September 1, 2009, and all future contributions will be made on an unfunded basis. Further details are provided in the 2009 All Other Compensation Table and the 2009 Nonqualified Deferred Compensation Table.

Executive Life Insurance Program

The Executive Life Insurance Program provides life insurance coverage which is paid by us and allows our U.S. executives to purchase additional life insurance coverage at their own expense. Coverage for our NEOs, which is paid by us, is limited to the lesser of $1.3 million or 2.75 times base salary. Further details are provided in the 2009 All Other Compensation Table.

Executive Health Plan

The Executive Health Plan is offered to all of our NEOs except Mr. Robinson while he was on temporary assignment outside the U.S. and serves as a fully insured supplement to the medical plan provided to all BKC employees. Out-of-pocket costs and expenses for deductibles, coinsurance, dental care, orthodontia, vision care, prescription drugs, and preventative care for an NEO and his eligible dependents are reimbursed up to an annual maximum of $100,000. While Mr. Robinson was on temporary assignment outside of the U.S., he received medical and dental coverage through Cigna International. The Company paid the premiums for this insurance coverage, which paid 100% of most of Mr. Robinson’s medical and dental expenses and those of his eligible dependents. Further details are provided in the 2009 All Other Compensation Table.

Perquisites

Each NEO is provided with an annual perquisite allowance to be used at his discretion. Currently, the annual allowance is $50,000 for Mr. Chidsey and $35,000 for Messrs. Wells, Klein, Robinson and Fallon. While on assignment, Mr. Robinson received expatriate benefits set forth in the 2009 All Other Compensation Table and an annual perquisite allowance of $29,272. In addition to Mr. Chidsey’s annual perquisite allowance, he is entitled to personal use of private charter jet and private car service, which are not subject to tax gross-up. Additional information regarding perquisites provided to the NEOs is set forth in the 2009 Perquisites Table.

Certain Other Benefits

BKC also maintains a comprehensive benefits program consisting of retirement income and health and welfare plans. The objective of the program is to provide full time employees with reasonable and competitive levels of financial support in the event of retirement, death, disability or illness, which may interrupt the eligible employee’s employment or income received as an active employee. BKC’s health and welfare plans consist of life, disability and health insurance benefit plans that are available to all eligible full-time employees. BKC also provides a 401(k) plan that is available to all eligible full-time employees. The 401(k) plan includes a matching feature of up to 6% of the employee’s base salary.

Other Compensation Committee Actions

From time to time, our Compensation Committee awards special cash or equity grants for retention purposes or to recognize extraordinary performance or disparities in pay. On August 20, 2009, the Compensation Committee approved a one-time cash bonus of $50,000 for Mr. Wells, our Chief Financial Officer, to recognize extraordinary performance. This special bonus was paid in September 2009 in addition to the cash bonus he earned under the RSIP.

On August 20, 2009, the Compensation Committee approved a special equity grant with a grant date of August 26, 2009 and an aggregate value of $2.25 million for Mr. Klein, our President, Global Marketing, Strategy and Innovation, as a retention tool. The special equity grant, which consisted of a combination of 114,678 stock options and 81,922 shares of restricted stock, vests over five years, with one-third vesting on the third anniversary of the grant date, one-third vesting on the fourth anniversary of the grant date and the balance vesting on the fifth anniversary. The Board of Directors ratified the special equity grant on August 20, 2009.

The Compensation Committee reviewed and approved the employment agreement, including the material compensation terms, for Kevin Higgins, our new President, EMEA.

Employment Agreements

We currently have employment agreements with our CEO and each of our officers. We believe that employment agreements provide us protection in an extremely competitive environment by imposing restrictions on an employee’s ability to engage in competitive activities and solicit employees and franchisees. Pursuant to his or her respective employment agreement, the CEO and each of our CEO Direct Reports has agreed (i) not to compete with us during the term of his or her employment and for one year after termination of employment; (ii) not to solicit our employees or franchisees during the term of his or her employment and for one year after termination; and (iii) to maintain the confidentiality of our information. If an executive breaches any of these covenants, we will cease providing any severance and other benefits to the executive and we have the right to require the executive to repay any severance amounts already paid to him or her. See the “Clawback Policy” section of this CD&A for information about our right to recoup economic gains from equity grants if an employee violates any restrictive covenants contained in his or her employment or separation agreement.

During fiscal 2009, we amended the employment agreements of Messrs. Chidsey, Wells, Klein and Fallon to bring them into compliance with the requirements of Section 409A of the IRC, and the related regulations and other guidance promulgated thereunder.

Employment Agreement with Mr. Chidsey

We initially entered into an employment agreement with Mr. Chidsey to serve as our Chief Executive Officer on April 6, 2006, which was amended on December 16, 2008. The initial term of the agreement ended on April 6, 2009. At the end of the term, the agreement automatically extends for additional three-year periods, unless either party provides notice of non-renewal to the other at least six months prior to the expiration of the relevant period. Prior to the notice date, the Compensation Committee evaluated the terms of Mr. Chidsey’s employment agreement and decided that the agreement should be renewed. Consequently, on April 7, 2009, the agreement automatically extended for a period of three years. The current term of the agreement ends on April 6, 2012. Pursuant to his employment agreement, Mr. Chidsey is eligible to receive an annual base salary of $1,042,875, subject to increase by the Compensation Committee, in its sole discretion. The employment agreement provides that Mr. Chidsey’s target annual cash bonus opportunity is 100% of his base salary; however, Mr. Chidsey has the opportunity to earn up to 250% of his base salary if we achieve our financial objectives at the maximum performance level and Mr. Chidsey receives the maximum individual performance rating pursuant to the RSIP. Mr. Chidsey may elect to receive up to 50% of his annual cash bonus in such non-cash form as the Compensation Committee makes available to members of our senior management team. On an annual basis, Mr. Chidsey also is entitled to receive a target annual performance-based equity grant (consisting of restricted stock, stock options or any combination thereof as determined by the Compensation Committee) with a grant date value equal to 400% of his base salary as described in the “Elements of Compensation and Benefit Programs” section of this CD&A. Mr. Chidsey also is entitled to receive an annual perquisite allowance of $50,000 and private charter jet usage for business travel (and up to $100,000 per year for personal use). Additional information regarding Mr. Chidsey’s private charter jet usage is set forth in the 2009 Perquisites Table.

If Mr. Chidsey’s employment is terminated without cause or he terminates his employment with good reason or due to his death or disability (as such terms are defined in the employment agreement), he will be entitled to receive an amount equal to two times his annual base salary, annual perquisite allowance and target annual cash bonus (or three times, if his termination occurs after a change in control). This severance amount will be payable over a period of six months on our regular payroll dates, commencing on the first business day immediately following the six month anniversary of the termination date and ending on the one year anniversary of the termination date. Mr. Chidsey also will be entitled to continued coverage under BKC’s medical, dental and life insurance plans for him and his eligible dependents during the two-year period following termination (or three-year period, if his termination occurs after a change in control). If Mr. Chidsey’s employment is terminated due to his death or disability or during the 24-month period after a change in control of the Company either without cause or for good reason, all options and other equity awards held by Mr. Chidsey will vest in full. Upon termination of his employment for any reason other than for cause, Mr. Chidsey will have one year to exercise all vested awards. Among other events, a resignation for any reason within the 30-day period immediately following the one-year anniversary of a change in control involving a strategic buyer (as determined by the Board) constitutes a termination by BKC without cause under the employment agreement. If any payments due to Mr. Chidsey in connection with a change in control would be subject to an excise tax, we will provide Mr. Chidsey with a related tax gross-up payment, unless a reduction in Mr. Chidsey’s payments by up to 10% would avoid the excise tax.

Employment Agreements with Other NEOs

We have entered into one-year employment agreements with each of Messrs. Wells, Klein, Fallon and Robinson. At the end of the term, each executive’s employment agreement automatically extends for an additional one-year period and will continue to be so extended unless BKC provides notice of non-renewal at least 90 days prior to the expiration of the relevant period. The employment agreements of each of Messrs. Wells, Klein and Fallon expired on June 30, 2009 and, on July 1, 2009, these agreements automatically extended for a period of one year each. Mr. Robinson’s employment agreement expired on September 30, 2009 and, on October 1, 2009, this agreement, as amended, automatically extended for a one-year period.

Pursuant to their respective employment agreements, these NEOs are eligible to receive annual base salaries of $494,709 for Mr. Wells, $515,000 for Mr. Klein, $437,750 for Mr. Fallon, and $463,500 for Mr. Robinson, subject to increase by the Compensation Committee, in its sole discretion. During fiscal 2009, each of Messrs. Wells, Fallon and Robinson was eligible to receive a performance-based annual cash bonus with a target payment equal to 70% of his annual base salary if we achieve the target financial objectives set by the Compensation Committee for a particular fiscal year; however, he is eligible to receive a performance-based annual cash bonus of up to 175% of his base salary if we achieve our financial objectives at the maximum level and he receives the maximum individual performance rating pursuant to the RSIP. Mr. Klein is eligible to receive a performance-based annual cash bonus with a target payment equal to 80% of his annual base salary if we achieve the target financial objectives set by the Compensation Committee for a particular fiscal year; however, he is eligible to receive a performance-based annual cash bonus of up to 200% of his base salary if we achieve our financial objectives at the maximum level and he receives the maximum individual performance rating pursuant to the RSIP. Each executive may elect to receive up to 50% of his annual cash bonus in the form of restricted stock units or in any other non-cash form that the Compensation Committee makes available to members of BKC’s senior management team. Each executive also is entitled to receive an annual perquisite allowance of $35,000 and is eligible to participate in our long-term equity programs. However, Mr. Robinson’s fiscal 2009 perquisite allowance was $29,272 plus the use of a Company car. Each executive is entitled to receive outplacement services upon termination of employment.

With respect to Messrs. Wells, Klein and Fallon only, if BKC terminates the executive’s employment without cause or if the executive terminates his employment with good reason (as defined in the relevant agreement), he will be entitled to receive his then current base salary and perquisite allowance for one year, payable in equal installments over a six-month period beginning on the first business day following the six month anniversary of the termination date and ending on the one year anniversary of the termination date and continued coverage for one year under BKC’s medical, dental and life insurance plans for the executive and his eligible dependents. Additionally, if the executive’s employment is terminated at any time within 24 months after a change in control of the Company either without cause or by the executive for good reason, all options held by the executive will become fully vested upon termination and he will have 90 days to exercise such options. See the 2009 Potential Payments Upon Termination or Change in Control Table for a description of accelerated vesting of other types of equity upon termination of employment without cause or for good reason following a change in control.

In addition to his employment agreement, we entered into an assignment letter with Mr. Robinson, effective October 1, 2006, which set forth the terms of his assignment as Executive Vice President and President, EMEA, designated Burger King Europe GmbH as the host entity and set forth the expatriate benefits that he would be entitled to during the overseas assignment. In addition, the assignment letter set forth the terms under which BKC would be responsible for the relocation of Mr. Robinson and his family back to the U.S., including (i) if we terminated his employment other than for cause, (ii) if the assignment terminates in accordance with its terms (other than as a result of termination of Mr. Robinson’s employment with the Company), (iii) if the assignment was terminated due to his death or disability or the extended illness of a family member, or (iv) if Mr. Robinson resigned following three years of continuous employment with the Company and has not accepted employment with another organization. Based on the terms of the assignment letter, we will pay the expenses associated with Mr. Robinson’s relocation back to the U.S. as a result of the completion of his assignment as President, EMEA.

Mr. Robinson’s assignment as President, EMEA ended on September 30, 2009. Commencing on October 1, 2009, we appointed Mr. Robinson to the office of Executive Vice President and entered into an amendment to his employment agreement. Pursuant to the amendment, (i) we agreed to provide Mr. Robinson with temporary housing, grossed up for taxes, (ii) we agreed to pay Mr. Robinson a one-time signing bonus of $35,000, payable on our first regular payroll date after November 1, 2009, (iii) Mr. Robinson will receive a cash retention bonus in the annualized amount of $150,000, payable in equal installments on our regular payroll dates provided that he remains employed by us on the applicable payment date; (iv) if we terminate Mr. Robinson’s employment without cause or if Mr. Robinson terminates his employment for any reason during our 2010 fiscal year, he will receive a prorated cash bonus based on 70% of his base salary whether or not we achieve our specific financial goals for the 2010 fiscal year, (v) if we terminate Mr. Robinson’s employment without cause or if Mr. Robinson terminates his employment with good reason during any year following the 2010 fiscal year, he will receive a prorated cash bonus calculated in accordance with the cash incentive plan then in effect (and determined based on the extent to which we actually achieve the performance goals for such year), payable within five business days following the date annual bonuses are paid for such fiscal year, and (vi) Mr. Robinson will not be entitled to any other severance benefits under his employment agreement. In addition, on November 1, 2009, Mr. Robinson will receive an equity grant consisting of 13,088 stock options which will fully vest on August 26, 2010, subject to his award agreement. The option exercise price will be determined on November 1, 2009 in accordance with our equity grant policy described below under the “Additional Features of our Executive Compensation Programs” section of this CD&A.

The potential payments and benefits to the NEOs in the event of a termination of employment or change in control are described below in the 2009 Potential Payments Upon Termination or Change in Control Table.

Additional Features of our Executive Compensation Programs

Deductibility of Compensation

Section 162(m) of the IRC and the related regulations and other guidance promulgated thereunder, generally limit the tax deductibility of non-performance based annual compensation paid by a publicly-held company to $1,000,000 for the CEO, CFO and the next three highest compensated officers of the Company. Since we became a public company in May 2006, our existing compensation programs have been eligible for special relief from this tax rule. Once this relief expires in November 2010, the Compensation Committee intends to utilize performance-based compensation programs that meet the deductibility requirements under

Section 162(m). However, the Compensation Committee also realizes that in order to attract and retain individuals with superior talent, the possibility exists that individual exceptions may occur.

Equity Grant Policy

On February 28, 2007, the Compensation Committee adopted an Equity Grant Policy governing the issuance of equity awards. Under the Equity Grant Policy, the Compensation Committee may delegate to one of our officers the authority to make grants to any person other than the CEO, the CEO Direct Reports or our executive officers.

Under the Equity Grant Policy, our annual employee grants are made on August 21st of each year and our mid-year grants are made on March 21st of each year. The Company, with the approval of the Compensation Committee or pursuant to the delegation of authority described above, also may make additional grants at its discretion. These additional grants are generally made for purposes of recognition and retention, and to newly hired executives, and are to be awarded on the first day of the month following the date of approval of the equity award, or at a later date designated by the approving authority. No grants may be made on any of these predetermined dates if the grant date would fall on or within five days preceding our release of material non-public information. In such event, the grant date must be postponed until the first business day following the release.

Under the Equity Grant Policy, we set the exercise price of options and the fair market value of other equity awards at the closing price of our common stock on the NYSE on the date of the grant, or, if there is no reported sale on the grant date, then on the last preceding date on which any reported sale occurred.

Executive Stock Ownership Guidelines

On September 13, 2007, the Board adopted Executive Stock Ownership Guidelines (the “Guidelines”) establishing minimum equity ownership requirements for our CEO, executive vice presidents and senior vice presidents. The purposes of the Guidelines are to align the interests of those executives with the interests of shareholders and further promote our commitment to sound corporate governance. The minimum required ownership is determined as a multiple of the executive’s annual base salary, based upon the executive’s level, as follows: 4 times base salary for our CEO, 2.5 times base salary for Mr. Klein, 2 times base salary for all other executive vice presidents, 1.75 times base salary for all regional presidents and one times base salary for all other senior vice presidents.

The Guidelines identify the types of equity that may be considered in determining whether an executive has met the minimum ownership requirement. Executives will have between three and five years to reach the minimum requirement, depending upon the date they commenced employment with us. If an executive does not meet his or her minimum required ownership within the proscribed time period, then until he or she meets the requirement, he or she must retain 100% of all net shares received from the exercise or settlement of equity awards granted under our incentive plans. Once an executive achieves his or her minimum required ownership on or after the applicable deadline, he or she must maintain the minimum required ownership for as long as he or she is an employee.

Clawback Policy

As described in our standard equity award agreements issued after April 2006, the Compensation Committee has the right to seek to recoup economic gains realized during the preceding year from the vesting, exercise or settlement of equity grants from an employee who violates any post-employment restrictive covenants contained in his or her employment or separation agreement, including non-compete and confidentiality obligations.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have approved the inclusion of the Compensation Discussion & Analysis in this proxy statement.

COMPENSATION COMMITTEE

Stephen G. Pagliuca, Chairman
Peter R. Formanek
Sanjeev K. Mehra

September 17, 2009

EXECUTIVE COMPENSATION

2009 SUMMARY COMPENSATION TABLE

							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	(1)	($)	($)	(2)($)	(3)($)	(4)($)	(5)($)	(6)($)		($)

John W. Chidsey	2009	1,034,697	0	2,438,064	865,055	803,014	0	316,943		5,457,773
Chief Executive Officer	2008	1,012,500	0	1,923,623	694,343	1,306,125	0	434,190		5,370,781
	2007	1,009,135	0	1,140,693	338,589	1,336,500	8,741	333,018		4,166,676
Ben K. Wells	2009	490,830	50,000	332,537	277,344	266,648	0	115,336		1,532,695
Chief Financial Officer	2008	479,147	0	241,280	439,933	433,711	0	126,109		1,720,180
	2007	428,883	0	96,886	373,184	398,698	589	95,237		1,393,477
Russell B. Klein	2009	510,962	0	484,111	419,348	317,240	0	121,650		1,853,311
President, Global	2008	500,000	0	359,679	414,721	516,000	0	146,610		1,937,010
Marketing, Strategy &	2007	500,000	300,000	151,978	321,118	529,447	4,773	110,845		1,918,161
Innovation
Charles M. Fallon, Jr.	2009	434,317	0	304,745	518,924	222,158	0	96,527		1,576,671
President, North	2008	425,000	0	281,109	489,515	391,162	0	128,575		1,715,361
America	2007	425,000	0	300,840	331,582	451,094	511	314,592		1,823,619
Peter B. Robinson	2009	459,866	0	194,605	398,419	449,363	0	783,835	(8)	2,286,088
President, EMEA(7)	2008	450,000	0	97,498	327,188	373,968	0	693,713	(8)(9)	1,942,367

(1)	Please refer to our fiscal 2007 and 2008 proxy statements and accompanying footnotes for additional information relating to fiscal 2007 and 2008 compensation.
(2)	Amounts shown in this column include the accounting expense recognized by us in fiscal 2007, fiscal 2008 and fiscal 2009 related to the performance-based restricted stock awards.
(3)	Amounts shown in this column include (i) the accounting expense recognized by us in fiscal 2007, fiscal 2008 and fiscal 2009 related to the unvested portion of stock option awards made on or after February 16, 2006 (the “Post-IPO Options”) and (ii) the accounting expense that would have been recognized by us in fiscal 2007, fiscal 2008 and fiscal 2009 relating to the unvested portion of stock option awards made prior to February 16, 2006 (the “Pre-IPO Options”) if these options had been subject to the “modified prospective transition method” for public companies. Since we applied the minimum value method to options granted prior to our becoming a public company, as permitted under SFAS No. 123, we did not recognize any expense associated with Pre-IPO Options in our financial statements for fiscal 2007, fiscal 2008 or fiscal 2009 and will not in any future periods.

The assumptions and methodology used to calculate the accounting expense for the Post-IPO options recognized in fiscal 2007 are set forth in Note 3 to our Consolidated Financial Statements included in our Form 10-K for fiscal 2007, for the Post-IPO Options recognized in fiscal 2008, are set forth in Note 3 to our Consolidated Financial Statements included in our Form 10-K for fiscal 2008, and for the Post-IPO Options recognized in fiscal 2009, are set forth in Note 3 to our Consolidated Financial Statements included in our Form 10-K for fiscal 2009. The assumptions and methodology used to calculate the expense associated with the Pre-IPO Options for purposes of this 2009 Summary Compensation Table are set forth below:

Valuation and amortization method — We determined the fair value of the Pre-IPO Options using the Black-Scholes option-pricing formula. This fair value was then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Pre-IPO Options expire 10 years from the grant date and generally vest ratably over a five-year service period commencing on the grant date.

Expected Term — The expected term represents the period that our stock-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to contractual terms of the awards, vesting schedules and expectations of future employee behavior.

Expected Volatility — As we were not a publicly-traded company on the date that any of the Pre-IPO Options were granted, we have elected to base our estimate of the expected volatility of our common stock on the historical volatility of a group of our peers whose historical share prices for the relevant time frame are publicly available. The time frame used was five years prior to grant date.

Expected Dividend Yield — We used historical dividend yield trends as an estimate for future yields for all Pre-IPO Options. As we did not declare dividends prior to February 16, 2006, the dividend yield used for all Pre-IPO Options was 0.00%.

Risk-Free Interest Rate — We based the risk-free interest rate used in the Black-Scholes valuation method at the time of the stock option grant on the yield to maturity on zero-coupon U.S. government bonds having a remaining life equal to the option’s expected term.

The following assumptions were used to estimate the fair value of the Pre-IPO Options granted in each of the calendar years set forth below:

	Pre-IPO Option Grant Date
	1/1/06 – 2/15/06	7/1/05 – 12/31/05	2005	2004

Average expected term	5 yrs.	5 yrs.	5 yrs.	5 yrs.
Expected volatility	31.84%	32.97% – 33.61%	36.62% – 40.54%	41.79% – 45.15%
Weighted-average volatility	31.84%	33.28%	39.94%	42.99%
Risk-free interest rate	4.78%	4.78%	3.88% – 4.78%	3.48% – 3.98%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Weighted-average fair value	$7.94	$3.87	$3.87	$1.54

(4)	The amounts reported in this column reflect compensation earned for fiscal 2009, fiscal 2008 and fiscal 2007 performance under the RSIP. We pay cash incentives under the RSIP in the fiscal year following the fiscal year in which they were earned. For fiscal 2009, the Compensation Committee determined that worldwide and North America Incentive EBITDA was between the threshold and target performance levels and Incentive EBITDA for the EMEA region exceeded the maximum performance level. Based on these results, the Compensation Committee approved each NEO’s individual performance measures and cash incentive payment, and submitted the CEO’s individual performance measures and cash incentive payment for approval to the Board of Directors. In August 2009, the Board approved the Compensation Committee’s recommendations. Fiscal 2009 cash incentive payments were made in September 2009.
(5)	There were no “above market” earnings for fiscal 2009. The amounts reported reflect the “above market” earnings for fiscal 2007 on income previously earned and deferred by each NEO under the ERP. The ERP is described in the “Executive Benefits & Perquisites” section of the CD&A.
(6)	This column includes the fiscal 2009 perquisites described below in the 2009 Perquisites Table. This column also includes expatriate benefits for Mr. Robinson, executive medical expenses for all NEOs, life insurance premiums, dividend payments and dividend equivalents as described in Footnote 3 to the 2009 All Other Compensation Table, and the Company’s matching and performance-based contributions to the Company’s 401(k) plan and ERP, as described below in the 2009 All Other Compensation Table.
(7)	Mr. Robinson became an Executive Officer in fiscal 2008.
(8)	The exchange rates used for Mr. Robinson’s expatriate benefits for fiscal 2009 which were paid in Swiss Francs are based on the one day average historical rate as found on OANDA.com on June 30, 2009, as follows: 1 CHF = 0.92134 USD.
(9)	Corrected from amount previously reported to reflect All Other Compensation for fiscal 2008 of $693,713, an increase of $126,791, including expatriate benefits of $557,091. Total expatriate benefits for fiscal 2008 included (i) $85,817 in housing assistance, plus tax gross-up of $1,263; (ii) $387,156 in Swiss individual income taxes, plus tax gross-up of $5,238, (iii) $62,517 cost of living allowance, plus tax gross-up of $1,378; and (iv) the U.S. dollar value of tax preparation services, U.S. Tax Equalization Payment and home leave, plus applicable tax gross-ups. The purpose of the tax equalization and tax gross-ups is to ensure that the expatriate employee is in the same financial position that he would have been had he remained employed in the United States.

2009 PERQUISITES TABLE

Our NEOs received the following perquisites during fiscal 2009:

				Auto
		Perquisite		Expenses /		Total
		Allowance	Personal	Car Service	Miscellaneous(4)	Perquisites
Name	Year	(1)($)	Travel($)	($)	($)	($)

John W. Chidsey	2009	50,000	62,327 (2)	6,690 (3)	0	119,017
Ben K. Wells	2009	35,000	0	0	212	35,212
Russell B. Klein	2009	35,000	1,380	0	0	36,380
Charles M. Fallon, Jr.	2009	35,000	0	0	0	35,000
Peter B. Robinson	2009	29,272	0	0 (5)	0	29,272

(1)	These perquisite allowances were paid to the NEOs in accordance with their respective employment agreements. Each NEO uses the perquisite allowance at his discretion.
(2)	Pursuant to his employment agreement, Mr. Chidsey is entitled to private charter jet usage for personal use of up to $100,000 per year. However, under his employment agreement, only hourly charges and fuel surcharges are to be considered for purposes of this $100,000 allowance. In accordance with SEC guidance, the amounts included in this column have been calculated utilizing the actual invoice amount, which we believe more accurately reflects the incremental cost to the Company for this perquisite. The aggregate incremental cost to the Company for Mr. Chidsey’s personal usage of the Company aircraft was $62,327 for fiscal 2009. Mr. Chidsey is fully responsible for all taxes associated with his personal use of the Company aircraft.
(3)	Mr. Chidsey is entitled to personal use of a car service, and the charges for this perquisite totaled $6,690. Mr. Chidsey is fully responsible for all taxes associated with this perquisite.
(4)	Represents event tickets paid or provided by the Company.

(5)	The cost to the Company of Mr. Robinson’s car in Switzerland is reported in the 2009 All Other Compensation Table under Expatriate Benefits.

2009 ALL OTHER COMPENSATION TABLE

				Company
				Contributions	Dividend
			Welfare	to Retirement and	Equivalents	Expatriate
		Perquisites	Plans	401(k) Plans	Earned	Benefits	Total
Name	Year	($)	(1)($)	(2)($)	(3)($)	($)	($)

John W. Chidsey	2009	119,017	19,290	96,747	81,889	0	316,943
Ben K. Wells	2009	35,212	21,833	44,753	13,538	0	115,336
Russell B. Klein	2009	36,380	18,302	47,050	19,918	0	121,650
Charles M. Fallon, Jr.	2009	35,000	9,492	39,600	12,435	0	96,527
Peter B. Robinson	2009	29,272	35,982	41,930	6,838	669,813 (4)	783,835

(1)	Amounts in this column reflect life insurance premiums paid by us and payments made by us under the Executive Health Plan and the health plan applicable to Mr. Robinson. The amounts for each NEO for fiscal 2009 life insurance premiums and executive health plan are as follows: Mr. Chidsey, $2,056 and $17,234, respectively; Mr. Wells, $5,250 and $16,583, respectively; Mr. Klein, $3,432 and $14,870, respectively; Mr. Fallon, $1,880 and $7,612, respectively; and Mr. Robinson, $8,295 and $27,687, respectively.
(2)	The amounts in this column represent Company matching contributions to the 401(k) plan and the ERP and the Company’s profit sharing contribution to the ERP for fiscal 2009, as follows:

Company Matching Contributions to 401(k) and ERP and Company Profit Sharing Contribution to ERP

	Fiscal 2009 Company	Fiscal 2009 Company	Fiscal 2009 Profit Sharing
	Matching Contributions—	Matching Contributions—	Contribution—
NEO	401(k)($)	ERP($)	ERP($)

John W. Chidsey	14,700	49,718	32,329
Ben K. Wells	13,700	15,717	15,336
Russell B. Klein	14,262	16,823	15,965
Charles M. Fallon, Jr.	14,153	11,877	13,570
Peter B. Robinson	13,797	13,764	14,369

(3)	Quarterly dividends and dividend equivalents in the amount of $0.0625 per share were paid by the Company to record owners of shares, in the case of dividends, and accrued by the Company for the holders of vested and unvested restricted stock units, restricted stock and performance-based restricted stock, in the case of dividend equivalents, as of September 12, 2008, December 10, 2008, March 16, 2009 and June 10, 2009 in fiscal 2009. The amounts in this column represent accrued dividend equivalents earned on vested and unvested restricted stock units, restricted stock and performance-based restricted stock. Mr. Chidsey had restricted stock units settle during fiscal 2009 and was paid $23,712, which represents dividends that accrued on these restricted stock units during fiscal 2007, fiscal 2008 and fiscal 2009.
(4)	This column represents expatriate benefits received by Mr. Robinson during fiscal 2009 in connection with his temporary assignment from the U.S. to Switzerland. Included in the total number is (i) $81,574 housing assistance, plus tax gross-up of $1,200; (ii) $472,854 estimated Swiss individual income taxes, plus tax gross-up of $6,530; (iii) $59,341 cost of living allowance, plus tax gross-up of $1,300; (iv) $22,885 for the use of a company car in Switzerland, plus tax gross-up of $242; and (v) the U.S. dollar value of tax preparation services, U.S. Tax Equalization Payment and home leave for Mr. Robinson and his family, plus applicable tax gross-ups. The purpose of the tax equalization and tax gross-ups is to ensure that the expatriate employee is in the same financial position that he would have been had he remained employed in the United States. The amounts included in this column for housing assistance, estimated Swiss individual income taxes, cost of living allowance, the cost to the Company of Mr. Robinson’s car in Switzerland and home leave were paid in Swiss Francs and converted to U.S. Dollars based upon the exchange rate described in Footnote 8 to the 2009 Summary Compensation Table.

2009 GRANTS OF PLAN-BASED AWARDS TABLE

											Grant
									All Other		Date
									Option		Fair
									Awards:	Exercise	Value
			Estimated Possible Payouts Under			Estimated Possible Payouts			Number of	or Base	of Stock
			Non-Equity Incentive Plan			Under Equity Incentive Plan			Securities	Price of	and
			Awards(2)			Awards(3)			Underlying	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	($/sh)(5)	($)(6)

John W. Chidsey	8/22/2008	8/20/2008	521,438	1,042,875	2,607,188	38,704	77,408	116,112	230,375	26.16	5,004,893
Ben K. Wells	8/22/2008	8/20/2008	173,148	346,296	865,740	6,885	13,770	20,655	40,981	26.16	890,313
Russell B. Klein	8/22/2008	8/20/2008	206,000	412,000	1,030,000	9,557	19,113	28,670	56,882	26.16	1,235,779
Charles M. Fallon, Jr.	8/22/2008	8/20/2008	153,213	306,425	766,063	6,702	13,403	20,105	39,889	26.16	866,599
Peter B. Robinson	8/22/2008	8/20/2008	162,225	324,450	811,125	6,451	12,901	19,352	38,395	26.16	834,141

(1)	The Compensation Committee recommended and the Board approved the fiscal 2009 grants at meetings held on August 19, 2008 and August 20, 2008, respectively. The approvals required that the grants be made on August 22, 2008 in accordance with the Company’s Equity Grant Policy described in the CD&A.
(2)	The amounts reported in this column reflect possible payments based on fiscal 2009 performance under the RSIP. The “Maximum” estimated possible payout reflects what an NEO would earn if the Company met or exceeded its financial performance goals at the maximum level and the NEO received the highest individual performance rating. A description of the RSIP and our “Threshold,” “Target” and “Maximum” Payout Amounts is included in the CD&A. Fiscal 2009 cash incentive payments were made in September 2009. The actual amounts paid under the RSIP are the amounts reflected in the Non-Equity Incentive Plan Compensation column of the 2009 Summary Compensation Table.
(3)	In August 2008, we made grants of option and performance-based restricted stock awards to each NEO. The amounts reported under the “Threshold”, “Target” and “Maximum” columns above relate only to the performance-based restricted stock awards made under our 2006 Omnibus Incentive Plan. The performance-based restricted stock awards granted to the NEOs, other than the CEO, were calculated as follows: the NEO’s current salary, multiplied by the target equity award as a percentage of base salary, adjusted by the NEO’s individual performance factor (which may result in an award adjustment of up to plus or minus 20%), divided by two, then divided by the closing stock price on the grant date. For the CEO, the number of performance-based restricted shares is calculated similarly; however, his percentage of base salary is not subject to adjustment based on his individual performance. The actual number of performance-based restricted shares granted is reflected in the “Target” column above. If the Company achieves its target PBT, this is the number of performance-based restricted shares that will be earned at the end of the one-year performance period. The number of performance-based restricted shares that will be earned by the NEO at the end of the one-year performance period is then subject to a decrease of up to 50% for all NEOs if the Company achieves PBT between the “Threshold” and “Target” levels or an increase of up to 50% for all NEOs if the Company achieves PBT between the “Target” and “Maximum” levels. For fiscal 2009, Incentive PBT fell between the threshold and target performance levels. As a result, the awards for all NEOs were reduced by 36%, which was the downward adjustment for the CEO and all executive vice presidents. The actual number of performance-based restricted shares granted for fiscal 2009, after taking into consideration the downward adjustment for Company performance and the resulting reduction in the number of shares, is set forth in Footnote 6 below.
(4)	The options granted in August 2008 were made under our Equity Incentive Plan. The options awarded to the NEOs, other than the CEO, were calculated as follows: the NEO’s current salary, multiplied by the target equity award as a percentage of base salary, adjusted by the NEO’s individual performance factor (which may result in an award adjustment of up to plus or minus 20%), divided by two, then divided by the economic value of our stock on the grant date, which was $8.79 per share. For the CEO, the number of options is calculated similarly; however, his percentage of base salary is not subject to adjustment based on his individual performance.
(5)	Reflects the closing price of our common stock on the NYSE on August 22, 2008, the fiscal 2009 annual equity grant date.
(6)	The amounts reflect the fair market value of (1) the maximum possible payout of performance-based restricted stock, and (2) the options awarded (which were not subject to any increase or decrease based on individual or Company performance) on August 22, 2008 (the grant date). The actual amounts for the performance-based restricted stock awards were determined in August 2009, based upon the Company’s Incentive PBT for fiscal 2009, as discussed above in the CD&A. The actual amounts of performance-based restricted stock earned, after taking into account the downward adjustment for Company performance and the corresponding fair value of such shares using the closing price on the grant date of August 22, 2008 ($26.16 per share) and June 30, 2009 ($17.27 per share), are as follows:

  PBRS Earned for Fiscal 2009

			Fair Value of PBRS	Fair Value of PBRS
	Original PBRS	PBRS	on Grant	at Fiscal
	Granted	Earned	Date	Year End
NEO	(#)	(#)	($)	($)

John W. Chidsey	77,408	49,542	2,024,993	855,590
Ben K. Wells	13,770	8,813	360,223	152,201
Russell B. Klein	19,113	12,233	499,996	211,264
Charles M. Fallon, Jr.	13,403	8,578	350,622	148,142
Peter B. Robinson	12,901	8,257	337,490	142,598

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Options Awards					Stock Awards
									Market
		Number of	Number of				Number of		Value of
		Securities	Securities				Shares or		Shares or
		Underlying	Underlying				Units of		Units of
		Unexercised	Unexercised	Option			Stock that		Stock that
		Options	Options	Exercise	Option		Have not		Have not
	Option	(#)	(#)	Price	Expiration	Stock Award	Vested		Vested(4)
Name	Grant Date(1)	Exercisable	Unexercisable	($)	Date	Grant Date	(#)		($)

John W. Chidsey	3/1/04	316,922	0	3.80	3/1/14	5/17/06	84,308	(2)	1,455,999
	3/1/04	289,807	0	11.39	3/1/14	8/21/06	142,348	(3)	2,458,350
	6/8/04	177,573	0	3.80	6/8/14	8/27/07	86,723	(3)	1,497,706
	6/8/04	94,715	0	11.39	6/8/14	8/22/08	77,408	(3)	1,336,836
	8/1/04	189,396	47,350	3.80	8/1/14
	8/27/07	60,411	181,235	23.35	8/26/17
	8/22/08	0	230,375	26.16	8/21/18

Ben K. Wells	8/21/05	18,073	21,078	10.25	8/21/15	8/21/06	24,955	(3)	430,973
	2/14/06	79,038	52,693	21.64	2/14/16	8/27/07	15,427	(3)	266,424
	5/17/06	39,467	31,616	17.00	5/16/16	8/22/08	13,770	(3)	237,808
	8/27/07	10,746	32,241	23.35	8/26/17
	8/22/08	0	40,981	26.16	8/21/18

Russell B. Klein	8/21/03	118,379	0	3.80	8/21/13	8/21/06	39,145	(3)	676,034
	8/21/05	8,083	8,084	10.25	8/21/15	8/27/07	21,413	(3)	369,803
	5/17/06	79,038	52,693	17.00	5/16/16	8/22/08	19,113	(3)	330,082
	8/27/07	14,916	44,749	23.35	8/26/17
	8/22/08	0	56,882	26.16	8/21/18

Charles M. Fallon, Jr.	5/17/06	126,461	84,308	17.00	5/16/16	8/21/06	22,686	(3)	391,787
	6/2/06	17,404	11,603	18.91	6/1/16	8/27/07	13,650	(3)	235,736
	8/27/07	9,509	28,527	23.35	8/27/17	8/22/08	13,403	(3)	231,470
	8/22/08	0	39,889	26.16	8/21/18

Peter B. Robinson	10/1/06	75,000	75,000	15.96	9/30/16	8/27/07	14,453	(3)	249,603
	8/27/07	10,068	30,206	23.35	8/26/17	8/22/08	12,901	(3)	222,800
	8/22/08	0	38,395	26.16	8/21/18

(1)	All stock options granted prior to August 21, 2006 vest 20% per year on the anniversary date. All stock options granted on August 21, 2006 and thereafter vest 25% per year on the anniversary date.
(2)	This restricted stock unit award vests in equal installments over five years, on each anniversary date.
(3)	These performance-based restricted stock awards vest 100% on the third anniversary of the grant date with the following exception: Mr. Chidsey’s award granted on August 21, 2006 vests 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date.
(4)	The market value of unvested restricted stock unit awards and unvested performance-based restricted stock awards has been established by multiplying the number of unvested shares by $17.27, which was the closing price of our stock on June 30, 2009, the last business day of our 2009 fiscal year.

2009 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise(1)	Acquired on Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)

John W. Chidsey	210,000	5,505,069	42,154	732,215
Ben K. Wells	14,332	146,716	—	—
Russell B. Klein	—	—	—	—
Charles M. Fallon, Jr.	—	—	—	—
Peter B. Robinson	—	—	—	—

(1)	Values Realized are based on the prices at which the NEO sold the shares, which were as follows:

	Number of Shares		Per Share Value Realized
NEO	Acquired on Exercise	Exercise Price ($)	on Exercise Date ($)

John W. Chidsey	111,400	3.80	30.001
John W. Chidsey	98,600	3.80	30.03
Ben K. Wells	2,652	17.00	25.08
Ben K. Wells	4,514	10.25	25.08
Ben K. Wells	4,514	10.25	20.89
Ben K. Wells	2,652	17.00	20.89

(2)	Value Realized is based on our closing market price of $17.37 on May 17, 2009 (the “vesting date”).

2009 NONQUALIFIED DEFERRED COMPENSATION TABLE

This table reports the fiscal 2009 contributions by the NEOs and the Company to the ERP and the aggregate account balances for the NEOs. Details of the ERP are discussed in the CD&A. Further details for the NEOs are provided in the 2009 All Other Compensation Table.

	Executive	Company	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals /	Aggregate Balance at
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Last Fiscal Year-End
Name	($)	($)(1)	($)(2)	($)	($)

John W. Chidsey	49,718	82,047	(118,002)	0	554,419
Ben K. Wells	15,717	31,053	(10,383)	0	119,296
Russell B. Klein	16,362	32,788	(56,987)	0	260,431
Charles M. Fallon, Jr.	207,458	25,447	(99,209)	0	434,074
Peter B. Robinson	13,687	28,133	(3,049)	0	120,148

(1)	Amounts in this column include profit sharing contributions which were paid in fiscal 2010 but were earned in fiscal 2009.
(2)	All amounts deferred by the NEO, or credited to his account by us, earned interest at a rate that reflects the performance of investment funds that the NEO selected from a pool of funds. Each NEO may change his selections at any time, subject to any individual fund restrictions.

2009 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The potential payments and benefits that would be provided to each NEO as a result of certain termination events are set forth in the table below. Calculations for this table are based on the assumption that the termination took place on June 30, 2009. The employment agreements we entered into with Messrs. Chidsey, Wells, Klein, Fallon and Robinson define “cause,” “good reason” and “change in control” for purposes of determining severance payments and benefits. Please refer to the “Employment Agreements, including Change in Control and Severance Arrangements,” and “Clawback Policy” sections of the CD&A for additional details on the severance payments and benefits and change in control provisions that affect our NEOs. As a condition to receiving any severance payments and benefits, the NEO must sign a separation agreement and release in a form approved by the Company.

			Termination
			w/o Cause
			or for
		Termination	Good Reason
		w/o Cause	After
		or for	Change in	Death and
		Good Reason	Control	Disability
Name	Benefit	($)(1)(2)	($)(3)(4)(5)	($)(6)

John W. Chidsey	Severance(7)	2,085,750	3,128,625	2,085,750
	Bonus	2,085,750	3,128,625	2,085,750
	Accelerated Vesting(8)	N/A	7,386,696	7,386,696
	Value of Benefits Continuation(9)	73,486	110,230	73,486
	Perquisite Allowance(10)	100,000	150,000	100,000
	Outplacement Services(11)	N/A	N/A	N/A
	Total	4,344,986	13,904,176	11,731,682

Ben K. Wells	Severance(7)	494,709	494,709	N/A
	Bonus	346,296	346,296	346,296
	Accelerated Vesting(8)	N/A	1,091,709	N/A
	Value of Benefits Continuation(9)	40,277	40,277	N/A
	Perquisite Allowance(10)	35,000	35,000	N/A
	Outplacement Services(11)	28,500	28,500	N/A
	Total	944,782	2,036,491	346,296

Russell B. Klein	Severance(7)	515,000	515,000	N/A
	Bonus	412,000	412,000	412,000
	Accelerated Vesting(8)	N/A	1,446,895	N/A
	Value of Benefits Continuation(9)	38,215	38,215	N/A
	Perquisite Allowance(10)	35,000	35,000	N/A
	Outplacement Services(11)	28,500	28,500	N/A
	Total	1,028,715	2,475,610	412,000

Charles M. Fallon, Jr.	Severance(7)	437,750	437,750	N/A
	Bonus	306,425	306,425	306,425
	Accelerated Vesting(8)	N/A	881,756	N/A
	Value of Benefits Continuation(9)	36,587	36,587	N/A
	Perquisite Allowance(10)	35,000	35,000	N/A
	Outplacement Services(11)	28,500	28,500	N/A
	Total	844,262	1,726,018	306,425

Peter B. Robinson(12)	Severance(7)	463,500	463,500	N/A
	Bonus	324,450	324,450	324,450
	Accelerated Vesting(8)	N/A	570,654	N/A
	Value of Benefits Continuation(9)	35,187	35,187	N/A
	Perquisite Allowance(10)	35,000	35,000	N/A
	Outplacement Services(11)	28,500	28,500	N/A
	Total	886,637	1,457,291	324,450

(1)	If Mr. Chidsey’s employment is terminated without cause or for good reason or due to his death or disability (as such terms are defined in his employment agreement), he will be entitled to receive (i) an amount equal to two times his annual base salary, annual perquisite allowance and target annual bonus payable over six months commencing on the first business day following the six month anniversary of termination, and (ii) continued coverage under our medical, dental and life insurance plans for him and his eligible dependents during the two-year period following termination.

(2)	If any of the NEOs, other than Mr. Chidsey, is terminated without cause (as such term is defined in the relevant employment agreement), he will be entitled to receive (i) his then current base salary and his perquisite allowance for one year, payable in the case of Messrs. Wells, Klein and Fallon, over six months commencing on the first business day following the six month anniversary of the termination date, and, in the case of Mr. Robinson, over one year beginning on the termination date, (ii) a pro-rata bonus for the year of termination and (iii) continued coverage for one year under our medical, dental and life insurance plans for him and his eligible dependents. Additionally, each of the NEOs will receive these benefits if his employment is terminated for good reason (as such term is defined in the relevant employment agreement).
(3)	A change in control, without a termination of employment, will not in itself trigger any severance payments or vesting of equity. Any payments or equity due upon a change in control and subsequent termination of employment, either without cause or for good reason (as defined in the relevant employment agreement) is included in the “Termination w/o Cause or for Good Reason After Change in Control” column of this table.
(4)	If Mr. Chidsey’s employment is terminated without cause or he terminates his employment with good reason after a change in control (as defined in his employment agreement), he will be entitled to receive an amount equal to three times his annual base salary, annual perquisite allowance and target annual bonus. He also will be entitled to continued coverage under our medical, dental and life insurance plans for him and his eligible dependents during the three-year period following termination. Additionally, if Mr. Chidsey’s employment is terminated during the 24-month period after a change in control of the Company either without cause or for good reason, all options and other equity awards held by him will vest in full. If Mr. Chidsey resigns for any reason within the 30-day period immediately following the one-year anniversary of a change in control involving a strategic buyer (as determined by the Board), his resignation would constitute a termination by us without cause under his employment agreement.
(5)	All equity granted to each of Messrs. Wells, Klein, Fallon and Robinson will fully vest upon termination if his employment is terminated at any time within 24 months after a change in control either without cause or by him for good reason.
(6)	If an NEO dies or becomes disabled (as such term is defined in the relevant employment agreement), the NEO is entitled to receive his target bonus, as if he had been employed for the entire fiscal year. For Mr. Chidsey, any severance payments made by BKC as a result of his termination upon his death or disability will be reduced by the value of any BKC paid life and disability benefits he or his family are entitled to receive. The term “disability” is defined in all NEO employment agreements as a physical or mental disability that prevents or would prevent the performance by the NEO of his duties under the employment agreement for a continuous period of six months or longer.
(7)	Pursuant to the terms of the respective NEO’s employment agreement, each NEO has agreed to non-competition, non-solicitation and confidentiality restrictions that last for one year after termination. If the NEO breaches any of these covenants, we will cease providing any severance and other benefits to him, and we have the right to require him to repay any severance amounts already paid. In addition, as a condition to receiving the separation benefits, each NEO must sign a separation agreement and release in a form approved by us, which includes a waiver of all potential claims. Mr. Chidsey, unlike the other NEOs, is entitled to receive severance upon his death. In the case of his death, his estate must sign the release in order to receive severance benefits.
(8)	The amounts in this table represent the fair market value on June 30, 2009 of the unvested portion of the NEO’s equity that would vest upon the occurrence of a triggering event. The fair market value of the Company’s common stock on June 30, 2009 was $17.27 per share.
(9)	The NEOs are entitled to continued participation in the Executive Health Plan for the relevant severance period specified in Footnotes 1, 2 and 4 above.

(10)	The perquisites allowance will be paid to the NEO during the relevant severance period specified in Footnotes 1 and 2 above.
(11)	Each NEO, other than Mr. Chidsey, is entitled to receive outplacement services upon termination of employment without cause or for good reason. As of June 30, 2009, eligible NEOs are entitled to receive outplacement services from our third party service provider for up to one year, which is currently valued at $28,500.
(12)	Mr. Robinson’s assignment as President, EMEA ended on September 30, 2009. Commencing October 1, 2009, we appointed Mr. Robinson to the office of Executive Vice President and entered into an amendment to his employment agreement. Pursuant to the amendment, Mr. Robinson is not entitled to receive any of the severance benefits described above, except for the accelerated vesting of his equity upon termination without cause or for good reason after a change in control. However, under the amendment (i) if we terminate Mr. Robinson’s employment without cause or if Mr. Robinson terminates his employment for any reason during our 2010 fiscal year, he will receive a prorated cash bonus based on 70% of his base salary whether or not we achieve our specific financial goals for the 2010 fiscal year, or (ii) if we terminate Mr. Robinson’s employment without cause or if Mr. Robinson terminates his employment with good reason during any year following the 2010 fiscal year, he will receive a prorated cash bonus calculated in accordance with the cash incentive plan then in effect (and determined based on the extent to which we actually achieve the performance goals for such year), payable within five business days following the date annual bonuses are paid for such fiscal year.

DIRECTOR COMPENSATION

Under our director compensation program, each non-management director receives an annual deferred stock award with a grant date fair value of $85,000. The annual deferred stock grant vests in quarterly installments over a 12 month period. On November 20, 2008, the non-management directors received their annual grant of deferred stock for calendar year 2009. In addition, the non-management directors receive an annual retainer of $50,000. The chair of the Audit Committee receives an additional $20,000 fee and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional $10,000 fee. Directors have the option to receive their annual retainer and their chair fees either 100% in cash or 100% in shares of deferred stock. Directors who elected to receive their 2009 calendar year annual retainer and/or chair fees in deferred stock will receive these deferred stock awards on November 19, 2009, which is the date of the fiscal 2009 annual shareholders’ meeting. These awards will be fully vested on the grant date.

All deferred stock grants, whether the annual grant or deferred stock granted in lieu of a cash retainer or chair fees, will be settled upon termination of Board service. No separate committee fees are paid and no compensation is paid to management directors for Board or committee service. All directors or their employers, in the case of the Sponsor directors, are reimbursed for reasonable travel and lodging expenses incurred by them in connection with attending Board and committee meetings.

As of July 1, 2008, Mr. Chidsey became our Chairman of the Board and, as a member of management, he is not entitled to receive any compensation under our director compensation program.

FISCAL 2009 DIRECTOR COMPENSATION TABLE

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation
Name	(1)($)	(2)(3)($)	($)(4)	Total($)

Richard W. Boyce	50,000	84,990	3,862	138,852
David A. Brandon	50,000	84,990	3,862	138,852
Ronald M. Dykes	70,000	84,990	3,240	158,230
Peter R. Formanek	50,000	84,990	2,873	137,863
Manuel A. Garcia	50,000	84,990	3,382	138,372
Sanjeev K. Mehra	65,000	84,990	3,483	153,473
Stephen G. Pagliuca(5)	55,000	84,990	4,060	144,050
Brian T. Swette	50,000	84,990	5,130	140,120
Kneeland C. Youngblood	50,000	84,990	2,873	137,863

(1)	Board service fees are calculated based on a calendar year (January through December), but our fiscal year runs from July 1st through June 30th. Our non-employee directors must make their deferral elections prior to January 1st in order to defer their annual retainers and chair fees for that year. Therefore, the amounts in this column represent annual retainers and chair fees for a portion of two calendar years, one from July 1, 2008 through December 31, 2008 and the other from January 1, 2009 through June 30, 2009. The following chart identifies our directors’ deferral elections for the portions of calendar years 2008 and 2009 comprising our fiscal year and the fair market value of the 2008 deferred stock award paid in fiscal 2009, which was based on the closing market price of a share of our common stock on November 20, 2008. The calendar year 2008 deferred stock award was granted on November 20, 2008 and the calendar year 2009 deferred stock award will be granted on November 19, 2009, and such award will be based on the closing market price of a share of our common stock on such date.

	Deferral Elections for July 1, 2008	Deferral Election for January 1, 2009
	through December 31, 2008	through June 30, 2009
Director	Retainer and Chair Fees	Retainer and Chair Fees

Richard W. Boyce, David A. Brandon Manual A. Garcia and Brian Swette	Deferred Retainer: $25,000 value	Deferred Retainer: $25,000 value
Sanjeev Mehra	Deferred Retainer and Chair Fee: $30,000 value	Deferred Retainer and Chair Fees: $35,000 value
Stephen G. Pagliuca	Deferred Retainer and Chair Fee: $30,000 value	Deferred Retainer: $25,000 value
Ronald M. Dykes	Deferred Retainer and Chair Fee: $35,000 value	Deferred Retainer and Chair Fee: $35,000 value
Peter R. Formanek and Kneeland C. Youngblood	No Deferral: Cash $25,000	No Deferral: Cash $25,000

(2)	The grant date fair value of these awards is based on the closing market price of a share of our common stock on the November 20, 2008 grant date ($18.44 per share) for all directors, which is also the compensation cost for this grant recognized for financial statement reporting purposes in accordance with FAS 123R. The assumptions and methodology used to calculate the compensation cost are set forth in Note 3 to our Consolidated Financial Statements included in our Form 10-K for fiscal 2009.
(3)	As of June 30, 2009, Mr. Formanek was the only director to have options outstanding. As of such date, Mr. Formanek held 75,587 vested options. As of June 30, 2009, all of our directors had the following deferred stock awards outstanding: Messrs, Boyce and Brandon 17,278 shares, Mr. Dykes, 15,059 shares; Messrs. Formanek and Youngblood, 12,645 shares; Mr. Garcia, 15,356; Mr. Mehra, 15,898 shares; Mr. Pagliuca, 18,204 shares; and Mr. Swette, 22,555 shares.
(4)	Quarterly dividends in the amount of $0.0625 per share were paid by the Company to shareholders of record as of September 12, 2008, December 10, 2008, March 16, 2009 and June 10, 2009. The amounts reflected in this column represent dividend equivalents accrued on vested and unvested deferred stock issued by the Company to the directors.
(5)	Mr. Pagliuca resigned from the Board effective September 21, 2009. Mr. Pagliuca elected to defer his calendar 2009 annual retainer, but because his resignation was effective prior to the date his deferred stock award was issued, he received a cash payment of $38,681 in lieu of deferred stock. This amount represented his retainer for the period commencing January 1, 2009 through September 21, 2009, including the chair fee for the period commencing July 1, 2009 through September 21, 2009. Mr. Pagliuca was not entitled to chair fees for the period from January 1, 2009 through June 30, 2009 because he resigned from the Compensation Committee on November 19, 2008 and was not reappointed to the Committee until July 1, 2009. Upon termination of service, his vested deferred stock settled and the unvested portion was forfeited. Upon his resignation, we issued 17,051 shares of stock to Mr. Pagliuca in settlement of his vested deferred stock, and the remaining 1,153 shares of unvested deferred stock issued to Mr. Pagliuca were forfeited. Mr. Pagliuca also received $7,742.45 in dividend equivalents accrued on his vested and unvested deferred stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following non-management directors currently serve on the Compensation Committee of the Board of Directors: Peter R. Formanek and Sanjeev K. Mehra. During fiscal 2009, Mr. Pagliuca served on the Compensation Committee from July 1, 2008 until November 19, 2008. From November 19, 2008 until June 30, 2009, the Compensation Committee was composed of Messrs. Mehra (Chairman) and Formanek. On July 1, 2009, the Board determined that Mr. Pagliuca was independent under the Independence Standards, and Mr. Pagliuca was reappointed to the Compensation Committee as its Chairman, effective July 1, 2009. On September 21, 2009, Mr. Pagliuca resigned from the Board of Directors and the Compensation Committee. No directors on the Compensation Committee are or have been officers or employees of the Company or any of its subsidiaries. None of our executive officers served on the board of directors or compensation committee of another entity, one of whose executive officers served on the Company’s Board of Directors or its Compensation Committee.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth certain information as of September 22, 2009, regarding the beneficial ownership of our common stock by:

•	Each of our directors and NEOs;

•	All directors and executive officers as a group; and

•	Each person or entity who is known to us to be the beneficial owner of more than 5% of our common stock.

As of September 22, 2009, our outstanding equity securities consisted of 135,175,219 shares of common stock. The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and generally includes voting or investment power over the shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under the SEC rules, the number of shares of common stock deemed outstanding includes shares issuable upon the conversion of other securities, as well as the exercise of options or the settlement of restricted stock units held by the respective person or group that may be exercised or settled on or within 60 days of September 22, 2009. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to stock options and restricted stock units that may be exercised or settled on or within 60 days of September 22, 2009 are included as outstanding and beneficially owned by that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Unless otherwise indicated, the address for each listed stockholder is: c/o Burger King Holdings, Inc., 5505 Blue Lagoon Drive, Miami, Florida 33126. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Common Stock, Par Value
	$.01 Per Share
		Percentage
Name and Address of Beneficial Owner	Number	of Class

Named Executive Officers and Directors
John W. Chidsey(1)	1,790,555	1.3%
Ben K. Wells(1)	199,503	*
Russell B. Klein(1)	378,373	*
Charles M. Fallon, Jr.(1)	213,410	*
Peter B. Robinson(1)	142,235	*
Richard W. Boyce(1)	17,278	*
David M. Brandon(1)	27,278	*
Ronald M. Dykes(1)	15,059	*
Peter R. Formanek(1)	228,232	*
Manuel A. Garcia(1)	77,919	*
Sanjeev K. Mehra(1)(2)(5)	13,938,067	10.3%
Brian T. Swette(1)	123,180	*
Kneeland C. Youngblood(1)	12,645	*
All Executive Officers and Directors as a group (17 persons)(1)	17,571,049	12.8%
5% Stockholders
FMR LLC(3)	14,608,506	10.8%
Investment funds affiliated with Bain Capital Investors, LLC(4)	13,581,276	10.0%
Investment funds affiliated with The Goldman Sachs Group, Inc.(5)	13,938,067	10.3%
TPG BK Holdco LLC(6)	15,131,497	11.2%

*	Less than one percent (1%)

(1)	Includes beneficial ownership of shares of common stock for which the following persons hold options exercisable on or within 60 days of September 22, 2009: Mr. Chidsey, 1,294,179 shares; Mr. Wells, 178,855 shares; Mr. Klein, 253,595 shares; Mr. Fallon, 172,856 shares; Mr. Robinson, 142,235 shares; Mr. Formanek, 75,587 shares; and all directors and executive officers as a group, 2,338,357 shares. Also includes beneficial ownership of shares of common stock underlying deferred stock units held by the following persons that have vested or will vest on or within 60 days of September 22, 2009 and will be settled upon termination of Board service: each of Messrs. Boyce and Brandon, 17,278 shares; Mr. Dykes, 15,059 shares; each of Mr. Formanek and Mr. Youngblood, 12,645 shares; Mr. Garcia, 15,356 shares; Mr. Mehra, 15,898 shares; Mr. Swette, 22,555 shares; and all non-employee directors as a group, 128,714 shares. See Footnotes 2 and 5 below for more information regarding the deferred stock held by Mr. Mehra.
(2)	Mr. Mehra is a managing director of Goldman, Sachs & Co. Mr. Mehra and The Goldman Sachs Group, Inc. each disclaims beneficial ownership of the shares of common stock owned directly or indirectly by the Goldman Sachs Funds and Goldman, Sachs & Co., except to the extent of his or its pecuniary interest therein, if any. Goldman, Sachs & Co. disclaims beneficial ownership of the shares of common stock owned directly or indirectly by the Goldman Sachs Funds, except to the extent of its pecuniary interest therein, if any. Mr. Mehra has an understanding with The Goldman Sachs Group, Inc. pursuant to which he holds the deferred stock units he receives in his capacity as a director of the Company for the benefit of The Goldman Sachs Group, Inc. See Footnote 5 below for information regarding The Goldman Sachs Group, Inc.
(3)	The shares included in the table are based solely on Amendment No. 2 to the Schedule 13G filed with the SEC on March 10, 2009 by FMR LLC. FMR LLC filed the amended Schedule 13G on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and Fidelity International Limited (“FIL”) on a joint basis, but each is of the view that the shares held by the other need not be aggregated for purposes of Section 13(d). FMR LLC has the sole power to vote or to direct the vote regarding 2,216,806 of these shares and the sole power to dispose or to direct the disposition of 14,608,506 of these shares. FIL has the sole power to vote or to direct the vote regarding 1,533,114 of these shares and the sole power to dispose or to direct the disposition of 1,550,214 of these shares. The business address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.
(4)	The shares included in the table consist of: (i) 10,403,858 shares of common stock owned by Bain Capital Integral Investors, LLC, whose administrative member is Bain Capital Investors, LLC (“BCI”); (ii) 3,117,905 shares of common stock owned by Bain Capital VII Coinvestment Fund, LLC, whose managing and sole member is Bain Capital VII Coinvestment Fund, L.P., whose general partner is Bain Capital Partners VII, L.P., whose general partner is BCI and (iii) 59,513 shares of common stock owned by BCIP TCV, LLC, whose administrative member is BCI. The shares included in the table are based solely on the Form 4 filed with the SEC on May 12, 2008 by BCI on behalf of itself and its reporting group. The business address of BCI is 111 Huntington Avenue, Boston, MA 02199.
(5)	The Goldman Sachs Group, Inc., and certain affiliates, including, Goldman, Sachs & Co., may be deemed to directly or indirectly own the shares of common stock which are owned directly or indirectly by investment partnerships, which The Goldman Sachs Group, Inc. refers to as the Goldman Sachs Funds, of which affiliates of The Goldman Sachs Group, Inc. and Goldman Sachs & Co. are the general partner, managing limited partner or the managing partner. Goldman, Sachs & Co. is the investment manager for certain of the Goldman Sachs Funds. Goldman, Sachs & Co. is a direct and indirect, wholly owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Funds share voting and investment power with certain of their respective affiliates. Shares beneficially owned by the Goldman Sachs Funds consist of: (i) 7,262,660 shares of common stock owned by GS Capital Partners 2000, L.P.; (ii) 2,638,973 shares of common stock owned by GS Capital Partners 2000 Offshore, L.P.; (iii) 303,562 shares of common stock owned by GS Capital Partners 2000 GmbH & Co. Beteiligungs KG; (iv) 2,306,145 shares of common stock owned by GS Capital Partners 2000 Employee Fund, L.P.; (v) 106,837 shares of common stock owned by Bridge Street Special Opportunities Fund 2000, L.P.; (vi) 213,675 shares of common stock owned by Stone Street Fund 2000, L.P.; (vii) 356,124 shares of common stock owned by Goldman Sachs Direct Investment Fund 2000, L.P.; (viii) 412,941 shares of common stock owned by GS Private Equity Partners 2000, L.P.; (ix) 141,944 shares of common stock owned by GS Private Equity Partners 2000 Offshore Holdings, L.P.; and (x) 157,364 shares of common stock owned by GS Private Equity Partners 2000-Direct Investment Fund, L.P.

Goldman Sachs Execution & Clearing, L.P. beneficially owns directly and The Goldman Sachs Group, Inc. may be deemed to beneficially own indirectly 3,520 shares of common stock. Goldman, Sachs & Co. beneficially owns directly and The Goldman Sachs Group, Inc. may be deemed to beneficially own indirectly 10,100 shares of common stock. Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. may each be deemed to beneficially own indirectly, in the aggregate, 13,900,225 shares of common stock through certain limited partnerships described in this footnote, of which affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member. Goldman, Sachs & Co. is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs & Co. is the investment manager of certain of the limited partnerships.
The Goldman Sachs Group, Inc. may be deemed to beneficially own 24,222 shares of common stock pursuant to the 2006 Omnibus Incentive Plan, consisting of 15,898 deferred shares granted to Sanjeev K. Mehra, a managing director of Goldman, Sachs & Co. in his capacity as a director of the Company, and 8,324 deferred shares granted to Adrian M. Jones, a managing director of Goldman, Sachs & Co., in his capacity as a director of the Company at the time of the grant. Mr. Mehra has an understanding and Mr. Jones had an understanding with The Goldman Sachs Group, Inc. pursuant to which he holds such deferred shares for the benefit of The Goldman Sachs Group, Inc. The grant of 24,222 deferred shares is fully vested or will vest within 60 days of September 22, 2009. The deferred shares granted to Mr. Mehra will be settled upon termination of Board service and the deferred shares granted to Mr. Jones were settled upon termination of his board service effective as of June 30, 2008. Each of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. disclaims beneficial ownership of the deferred shares of common stock except to the extent of its pecuniary interest therein.
The shares included in the table are based solely on the Form 4 filed with the SEC on August 18, 2009 by The Goldman Sachs Group, Inc. on behalf of itself and its reporting group. The business address for The Goldman Sachs Group, Inc. is 85 Broad Street, New York, NY 10004.
(6)	The shares included in the table are directly held by TPG BK Holdco LLC. TPG Advisors III, Inc., a Delaware corporation (“Advisors III”), is the sole general partner of TPG GenPar III, L.P., a Delaware limited partnership, which in turn is the sole general partner of TPG Partners III, L.P., a Delaware limited partnership, which in turn is the managing member of TPG BK Holdco LLC. David Bonderman and James Coulter are directors, officers and sole shareholders of Advisors III, and therefore, David Bonderman, James Coulter and Advisors III may each be deemed to beneficially own the shares directly held by TPG BK Holdco LLC. The shares included in this table are based solely on the Form 4 filed with the SEC on May 12, 2008 by Advisors III. The business address for TPG BK Holdco LLC is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of any class of our equity securities to file reports of ownership and changes in ownership of our common stock. To the best of our knowledge, all required reports were filed on time and all transactions by our directors, executive officers and beneficial owners of more than 10% of any class of our equity securities were reported on time, except for a Form 4 filed for Sanjeev Mehra, one of our directors, on May 6, 2009. The failure to timely report was inadvertent and, as soon as the oversight was discovered, the Form 4 was promptly filed.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

In May 2007, our Board of Directors adopted a written related person transactions policy, which is administered by the Audit Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For the purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any shareholder beneficially owning more than 5% of the Company’s common stock, and immediate family members of any such persons. In reviewing related person transactions, the Audit

Committee takes into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No member of the Audit Committee may participate in any review, consideration or approval of any related person transaction in which the director or any of his immediate family members is the related person. The related person transactions discussed below were entered into before the adoption of this written policy.

Shareholders’ Agreement

In connection with our acquisition of Burger King Corporation (“BKC”), we entered into a shareholders’ agreement dated June 27, 2003 with BKC and the private equity funds controlled by the Sponsors, which was amended and restated on May 17, 2006 (the “Shareholders’ Agreement”). The Shareholders’ Agreement provides for (i) the right of each Sponsor to appoint two members to our Board, (ii) the right of each Sponsor, with respect to each committee of the Board other than the Audit Committee, to have at least one Sponsor director on each committee, for Sponsor directors to constitute a majority of the membership of each committee and for the chairmen of the committees to be Sponsor directors, to the extent that such directors are permitted to serve on such committees under SEC and NYSE rules applicable to the Company, (iii) drag-along and tag-along rights and transfer restrictions, (iv) shelf, demand and piggyback registration rights and (v) the payment of expenses and the grant of certain indemnities relating to those registration rights. A Sponsor’s right to appoint directors will be reduced to one director if the stock ownership of the private equity funds controlled by that Sponsor drops to 10% or less of our outstanding common stock, and will be eliminated if the stock ownership of the private equity funds controlled by that Sponsor drops to 2% or less of our outstanding common stock. The right to appoint directors to board committees terminates if the private equity funds controlled by the Sponsors no longer collectively beneficially own 30% or more of our outstanding common stock. Two of our current directors, Messrs. Boyce and Mehra, were appointed pursuant to the Shareholders’ Agreement. Mr. Pagliuca, who resigned effective September 21, 2009, had been appointed pursuant to the Shareholders’ Agreement. As a result of Mr. Pagliuca’s resignation, there is currently a vacancy on the Board that will be filled by Bain Capital Partners pursuant to the Shareholders’ Agreement.

The Shareholders’ Agreement also includes customary indemnification provisions against liabilities under the Securities Act incurred in connection with the registration of our debt or equity securities. We agreed to reimburse legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we will not be required to indemnify or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by these persons.

Expense Reimbursement to the Sponsors

We have reimbursed the Sponsors for certain travel-related expenses of their employees who are members of our Board in connection with meetings of the Board of Directors in amounts that are consistent with amounts reimbursed to the non-Sponsor directors.

OTHER BUSINESS

The Board and management do not know of any other matters to be presented at the annual meeting.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2010 ANNUAL MEETING

Inclusion of Proposals in the Company’s Proxy Statement and Proxy Card under the SEC Rules

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the annual meeting of shareholders in 2010, a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act must be received by us no later than June 10, 2010 and must comply with the requirements of SEC Rule 14a-8. Written requests for inclusion should be addressed to: Burger King Holdings, Inc., 5505 Blue Lagoon Drive, Miami, Florida 33126, Attention: General Counsel and Secretary. We suggest that you mail your proposal by certified mail, return receipt requested.

Advance Notice Requirements for Shareholder Submission of Nominations and Proposals

A shareholder recommendation for nomination of a person for election to the Board of Directors or a proposal for consideration at the 2010 annual meeting of shareholders must be submitted in accordance with the advance notice procedures and other requirements in the Company’s bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules.

Our bylaws require a shareholder who wants to nominate a director or submit a shareholder proposal be a stockholder of record at the time of giving the notice and the time of the meeting, be entitled to vote at the meeting and comply with the advance notice provisions of our bylaws.

Our bylaws require that shareholder recommendations for nominees to the Board must include the name of the nominee or nominees, all information relating to such person that is required to be disclosed in a proxy statement, a consent signed by the nominee evidencing a willingness to serve as a director, if elected, and disclosure of any material relationship between the shareholder or the beneficial owner and the proposed nominee or nominees, including any material interest in such business of the shareholder or the beneficial owner.

Our bylaws require that shareholder proposals include a brief description of the business to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting, and any material interest of such shareholder or the beneficial owner, if any, on whose behalf the proposal is made in such business. In order to be considered timely pursuant to Rule 14a-4 and 14a-5(e) of the Exchange Act, under the advance notice requirements of our bylaws the proposal or recommendation for nomination must be received by the Company’s General Counsel and Secretary at least 90 days but no more than 120 days prior to the first anniversary of the previous year’s annual meeting. For the 2010 annual meeting of shareholders, a proposal or recommendation for nomination must be received by the Company’s General Counsel and Secretary not earlier than July 22, 2010 and not later than August 21, 2010. If no annual meeting was held in the previous year or if the date of the annual meeting is more than 30 days from the date of the previous year’s annual meeting, then the proposal or recommendation must be received not later than the close of business on the 90th day prior to the annual meeting or the 10th day following the day on which notice of the date of the 2010 annual meeting is mailed or publicly disclosed or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) of the Exchange Act. Except for proposals properly made in accordance with Rule 14a-8 under the Exchange Act and included in the notice of meeting given by or at the direction of the Board of Directors, the advance notice provisions of the bylaws shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of shareholders.

In addition, our bylaws require that the shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, must also include (i) the name and address of the shareholder, (ii) the class and number of shares beneficially owned and held of record by the shareholder and the beneficial owner, (iii) any derivative, swap or any other transaction or series of transactions engaged in, directly or indirectly by the shareholder or the beneficial owner the purpose or effect of which is to give the shareholder or beneficial owner economic risk similar to ownership of shares in the Company, (iv) a representation that the shareholder is the holder of record of the shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal or nomination, and (v) a representation that the shareholder or the beneficial owner intends to be or is a part of a group which intends to deliver a proxy statement or a form of proxy to the holders of at least the percentage of the Company’s outstanding shares required to approve or adopt the proposal or elect the nominee, or otherwise plans to solicit proxies from stockholders in support of the nomination or proposal.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or us that each of us will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to Burger King Holdings, Inc., Investor Relations, 5505 Blue Lagoon Drive, Miami, Florida 33126 or by contacting the SVP, Investor Relations and Global Communications at (305) 378-7696.

Annual Report on Form 10-K

This proxy solicitation material has been mailed to certain of our shareholders with the annual report on Form 10-K to shareholders for the fiscal year ended June 30, 2009; however, it is not intended that the annual report on Form 10-K be a part of the proxy statement or this solicitation of proxies.

Shareholders are respectfully urged to vote their shares as promptly as possible.

By Order of the Board of Directors,

Anne Chwat
General Counsel and Secretary

October 8, 2009

ANNUAL MEETING OF BURGER KING HOLDINGS, INC.

01 John W. Chidsey
02 Richard W. Boyce
03 David A. Brandon
04 Ronald M. Dykes
05 Peter R. Formanek
06 Manuel A. Garcia
07 Sanjeev K. Mehra
08 Brian T. Swette
09 Kneeland C. Youngblood

Vote For All Nominees	Withhold Vote From All Nominees	*Vote For All Except
☐	☐	☐

For	Against	Abstain
☐	☐	☐

Please indicate if you plan to attend this meeting: ☐

__________________ Please Sign Here   ____________ Please Date Above

__________________ Please Sign Here   ____________ Please Date Above

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

VOTED BY:

INTERNET

Go To
www.proxypush.com/bkc
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

1-866-390-5360
- Use any touch-tone telephone.
- **Have your Proxy Card ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card.
- Detach your Proxy Card.
- Return your Proxy Card in the postage-paid envelope provided.

PROXY TABULATOR FOR

BURGER KING HOLDINGS, INC.
C/O MEDIANT COMMUNICATIONS, LLC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Reedgarize PN 650 Annual Meeting of BURGER KING HOLDINGS, INC.
ANNUAL MEETING OF BURGER KING HOLDINGS, INC. to be held on Thursday, November 19, 2009 Date: November 19, 2009 This proxy is being solicited on behalf of the Board of Directors
Time: 9:00 A.M. (Eastern Standard Time) Place: Hilton Miami Airport, 5101 Blue Lagoon Drive, Miami, FL 33126 VOTED BY:
Please make your marks like this: Use dark black pencil or pen only . INTERNET TELEPHONE provided Go To 1-866-390-5360
Board of Directors Recommends a Vote FOR the Following Proposals. www.proxypush.com/bkc sUse any touch-tone telephone.
1. To elect nine (9) directors for a term to expire at the 2010 annual sCast your vote online. OR envelope sHave your Proxy Card ready. meeting of shareholders. sView Meeting Documents. sFollow the simple recorded instructions.
MAIL
01 John W. Chidsey 06 Manuel A. Garcia OR sMark, sign and date your Proxy Card. 02 Richard W. Boyce 07 Sanjeev K. Mehra in the sDetach your Proxy Card. 03 David A. Brandon 08 Brian T. Swette sReturn your Proxy Card in the postage-paid 04 Ronald M. Dykes 09 Kneeland C. Youngblood portion envelope provided. 05 Peter R. Formanek
The undersigned hereby appoints Adam T. Smith and Jose A. Segrera, and each of them individually, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of Vote For Withhold Vote *Vote For the undersigned, to vote all of the shares of common stock, par value $0.001 per share, of Terremark Worldwide, All Nominees From All Nominees All Except Inc. (the “Company”), which the undersigned may be entitled to vote at our 2009 Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, September 11, 2009, at the NAP of the Americas, located at 50 Northeast 9th Street, Miami, Florida 33132, and at any and all postponements, continuations and adjournments thereof, with *INSTRUCTIONS: To withhold authority to vote for all powers that the undersigned would possess if personally present, upon and in respect of the following matters any nominee, mark the “Exception” box and write the and in accordance with the following instructions, with discretionary authority as to any and all other matters that number(s) of the nominee(s) from whom you want to and return just this withhold your vote in the space to the right. may properly come before the meeting. perforation
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S).
2. To ratify the selection of KPMG LLP as the independent registered public IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE accounting firm for the Company for the fiscal year ending June 30, 2010. NOMINEES LISTED FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.
For Against Abstain at the All votes must be received by 11:59 P.M., Eastern Standard Time, November 18, 2009. carefully
Please indicate if you plan to attend this meeting:
PROXY TABULATOR FOR
For address changes and/or comments, please write them on back where indicated. separate
BURGER KING HOLDINGS, INC.
Authorized Signatures — This section must be C/O MEDIANT COMMUNICATIONS, LLC. completed for your Instructions to be executed. P.O. BOX 8016
Please CARY, NC 27512-9903
Please Sign Here Please Date Above Please Sign Here Please Date Above
EVENT # CLIENT #
NOTE: Your signature should appear exactly the same as your name appears hereon. If signing as OFFICE # partner, attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed within the United States.

Reedgarize 651
Revocable Proxy — BURGER KING HOLDINGS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Annual Meeting of Stockholders ANNUAL MEETING OF SHAREHOLDERS November 19, 2009, 9:00 A.M. (Eastern Standard Time) NOVEMBER 19, 2009 This Proxy is Solicited on Behalf of the Board of Directors
The shareholder(s) hereby appoint(s) Anne Chwat and Ben K. Wells, The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and or either of them, as proxies, each with the power to appoint his or her confirms that the proxies appointed hereby, or any of them, or their substitute or substitutes, substitute, and hereby authorize(s) them to represent and to vote, as may lawfully do or cause to be done by virtue thereof. designated on the reverse side of this ballot, all of the shares of Common
Stock of Burger King Holdings, Inc. that the shareholder(s) is/are entitled This proxy is revocable and will be voted as directed, but if no instructions are specified, this to vote at the Annual Meeting of Shareholders to be held at 9:00 A.M., proxy will be voted: Eastern Standard Time on November 19, 2009, at the Hilton Miami Airport, 5101 Blue Lagoon Drive, Miami, FL 33126, and any adjournment
FOR the nominees for directors specified or postponement thereof.
FOR the proposal to ratify the selection of KPMG LLP as the Company’s Independent Please THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED Registered Public Accounting Firm for the year ending June 30, 2010 separate BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED
ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. carefully
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE at the Address perforation Changes/Comments:
and return just this portion in the envelope provided .